Exhibit (d)(1)

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

SANOFI,

a French société anonyme;

SAMBA MERGER SUB, INC.,

a Delaware corporation; and

DYNAVAX TECHNOLOGIES CORPORATION,

a Delaware corporation

Dated as of December 23, 2025

i.

TABLE OF CONTENTS

(continued)

ii.

TABLE OF CONTENTS

(continued)

		Page

8.10	Obligation of Parent	54
8.11	Transfer Taxes	54
8.12	Company Disclosure Letter	54
8.13	Construction	55

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	Form of Bylaws of Surviving Corporation

Annexes

Annex I	Conditions to the Offer

iii.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of December 23, 2025 (the “Agreement Date”), by and among: Sanofi, a French société anonyme (“Parent”), Samba Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); and Dynavax Technologies Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement, Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for $15.50 per Share (such amount or any higher amount per share paid pursuant to the Offer, being the “Offer Price”) to the seller in cash, without interest, subject to any applicable withholding Taxes.

B. Following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.5, (i) each issued and outstanding Share (other than any Excluded Shares) as of the Effective Time shall be converted into the right to receive the Offer Price, without interest, subject to any applicable withholding Taxes and (ii) the Company shall become an indirect wholly owned Subsidiary of Parent as a result of the Merger.

C. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that the entry into this Agreement and the consummation of Transactions are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) determined that the Merger shall be governed and effected in accordance with Section 251(h) of the DGCL, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the recommendation of the Company Board, the “Company Board Recommendation”).

D. The board of directors of each of Parent and Purchaser has (i) determined that the entry into this Agreement and the consummation of the Transactions are advisable, and in the best interest of Parent and Purchaser and their respective stockholders and (ii) authorized and approved the execution, delivery and performance by each of Parent and Purchaser of this Agreement and the consummation of the Transactions.

E. Each of Parent, Purchaser and the Company acknowledges and agrees that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement has not have been terminated in accordance with Section 7, as promptly as practicable after the Agreement Date but in no event later than ten (10) business days (or such other date as mutually agreed to by the Company and Parent (such agreement by either Party not to be unreasonably withheld, delayed or conditioned)), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. Subject to satisfaction or (to the extent permitted) waiver of the conditions set forth in Annex I (collectively, the “Offer Conditions”), as soon as practicable after the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms, and promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement and the Offer Conditions. Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that without the prior written consent of the Company, Purchaser shall not (and Parent shall cause Purchaser not to) (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions or any other terms or conditions of this Agreement in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, (F) change or waive the Minimum Condition or the Regulatory Condition, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective controlled Affiliates shall, tender any Shares held by them into the Offer.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute following 11:59 p.m., Eastern Time, on the twentieth (20th) business day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act, unless otherwise agreed to in writing by Parent and the Company (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Subject to the Parties’ respective termination rights under Section 7: (i) if, as of any then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, and if permitted hereunder and under any applicable Laws, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for additional periods of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the Offer from time to time for any period required by any applicable Law, any interpretation or position of the SEC or its staff or Nasdaq or its staff, in each case, applicable to the Offer; and (iii) if, as of any-then scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company delivered at or prior to such Expiration Date, Purchaser shall extend the Offer on one or more occasions, for additional periods of up to ten (10) business days per extension (as set forth in the Company’s extension request), in order to permit such Offer Condition to be satisfied; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 7 and (y) the End Date; or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. Purchaser shall not terminate or withdraw the Offer prior to any scheduled Expiration Date (or any rescheduled Expiration Date) without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 7.

(d) Termination of Offer. In the event that this Agreement is terminated pursuant to the terms of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within one business day of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Laws, all tendered Shares to the registered holders thereof.

(e) Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares. Parent and Purchaser agree that they shall cause the Schedule TO and all amendments, supplements and exhibits thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Laws. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, or to correct any material omissions therefrom, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required in connection with any action contemplated by this Section 1.1(e). Parent and Purchaser shall provide the Company and its counsel reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receiving such comments. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(f) Payment; Funds. Without limiting the generality of Section 8.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective Affiliates shall, tender any Shares held by them into the Offer.

(g) Adjustments to Offer Price. If, between the Agreement Date and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted, it being understood that nothing in this Section 1.1(g) shall be construed to permit the Company to take any action that is expressly prohibited by the terms of this Agreement.

(h) Payment; Funds. On the terms and subject to the conditions set forth in this Agreement and the Offer, including the satisfaction or, to the extent permitted hereunder, waiver of all Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to), at or as promptly as practicable following the Expiration Date (as it may be extended in accordance with Section 1.1(c)), but in any event within one (1) business day thereof, irrevocably accept for payment (the time of such acceptance, the “Offer Acceptance Time”), and, at or as promptly as practicable following the Offer Acceptance Time, pay for, all Shares that are validly tendered and not withdrawn pursuant to the Offer; provided that with respect to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Purchaser shall be under no obligation to make any payment for such Shares unless and until such Shares are delivered in settlement or satisfaction of such guarantee. Without limiting the generality of Section 8.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. The Company shall register the transfer of any Shares irrevocably accepted for payment effective immediately after the Offer Acceptance Time; provided, that Purchaser shall have paid for such Shares concurrently with such transfer.

1.2 Company Actions.

(a) Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, following the filing by Parent and Purchaser of the Schedule TO, the Company shall file with the SEC and disseminate to the holders of Shares, in each case as and to the extent required by applicable Law, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that (i) unless the Company Board has made a Company Adverse Change Recommendation in accordance with Section 5.4(b), shall reflect the Company Board Recommendation and (ii) shall include a notice of appraisal rights and other information in accordance with Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws. Unless requested otherwise by the Company, Parent shall cause the Schedule 14D-9 to be disseminated to the holders of Shares together with the Offer Documents. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company further agrees to use all reasonable efforts to cause the Schedule 14D-9 as so corrected to be promptly filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Purchaser and their stockholders that may be required in connection with any action contemplated by this Section 1.2(a) so as to enable the Company to comply with its obligations hereunder. Unless the Company Board has made a Company Adverse Change Recommendation in accordance with Section 5.4(b), the Company shall (A) provide Parent and its counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, (B) provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receiving such comments, and (C) provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. The Company shall respond promptly to any comments from the SEC or its staff with respect to the Schedule 14D-9. The obligations of the Company, Parent and Purchaser in this Section 1.2(a) shall not apply if the Company Board effects a Company Adverse Change Recommendation in accordance with Section 5.4.

(b) Stockholder Lists. The Company shall promptly furnish, or cause to be promptly furnished, to Parent a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories as of a recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the commencement of the Offer. Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, lists and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

SECTION 2. MERGER TRANSACTION

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser will be merged with and into the Company, the separate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Section 7, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as reasonably practicable, on the same date as the Offer Acceptance Time, following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless another date, time or place is agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, concurrently with the Closing or as soon as practicable thereafter on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) subject to Section 5.8, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the form of certificate of incorporation attached hereto as Exhibit B;

(b) subject to Section 5.8, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the form of bylaws attached hereto as Exhibit C; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Purchaser immediately prior to the Effective Time.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any Shares then held by the Company or held in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) any Shares irrevocably accepted for purchase in the Offer shall no longer be outstanding and shall be canceled and shall cease to exist, and no additional consideration shall be delivered in exchange therefor;

(iv) except as provided Section 2.5(a)(i), Section 2.5(a)(ii) and Section 2.5(a)(iii) and subject to Section 2.5(b), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive the Offer Price (the “Merger Consideration”), without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.6(g);

(v) each share of the common stock, $0.0001 par value per share, of Purchaser then outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.

(b) If, between the Agreement Date and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted to provide the holders of Shares and holders of Options, RSUs, and PSUs with the same economic effects as contemplated by this Agreement prior to such event, it being understood that nothing in this Section 2.5(b) shall be construed to permit the Company to take any action that is expressly prohibited by the terms of this Agreement.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, Parent shall designate a reputable U.S. bank or trust company reasonably acceptable to the Company to act as depositary agent (the “Depository Agent”) for holders of Shares entitled to receive the Offer Price pursuant to Section 1.1(b) and to act as the paying agent for the holders of Shares entitled to receive Merger Consideration pursuant to Section 2.5 (the “Paying Agent”). Parent shall pay, or cause to be paid, all fees and expenses of the Paying Agent. The agreement entered into prior to Closing pursuant to which Parent shall appoint the Paying Agent (the “Paying Agent Agreement”) shall be in form and substance reasonably acceptable to the Company. At or promptly following the Offer Acceptance Time but prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash in immediately available funds in U.S. dollars an amount sufficient to make payment of the aggregate Offer Price payable pursuant to Section 1.1(b) and with the Paying Agent cash sufficient to make payment of the aggregate Merger Consideration, Option Consideration, RSU Consideration and PSU Consideration payable pursuant to Section 2.5 and Section 2.8 (other than such Option Consideration, RSU Consideration, and PSU Consideration payable through payroll in accordance with Section 2.8(g) (such deposits together, the “Payment Fund”)). The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the aggregate Merger Consideration, Option Consideration, RSU Consideration and PSU Consideration in the Merger as provided herein. The Payment Fund shall be invested by the Paying Agent as and to the extent reasonably directed by Parent; provided that such investments shall be (1) in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (2) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (3) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months or that could prevent or delay payments to be made pursuant to this Agreement; provided, further, that no gain or loss on the Payment Fund shall affect the amounts payable hereunder. In the event the Payment Fund shall be insufficient to pay the Offer Price in accordance with Section 1.1(b) and the Merger Consideration in accordance with Section 2.5 or the Option Consideration, RSU Consideration or PSU Consideration in accordance with Section 2.8, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment.

(b) Promptly after the Effective Time (but in no event later than two (2) business days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each Person who was, at the Effective Time, a holder of record of Shares (other than Excluded Shares) that are (i) represented by certificates evidencing such Shares (the “Certificates”) or (ii) Book-Entry Shares that are not held, directly or indirectly, through DTC, in the case of each of clauses (i) and (ii), notice advising such Person of the occurrence of the Effective Time, which notice shall include (A) appropriate transmittal materials, including a letter of transmittal (which shall be in reasonable and customary form), specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms of the conditions of the Paying Agent Agreement), as applicable and (B) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or such Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as part of the Merger pursuant to Section 2.5. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof.

(c) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 2.5.

(d) Upon surrender to the Paying Agent of the Shares that (i) are represented by Certificates, by physical surrender of such Certificates (or effective affidavits of loss in lieu thereof), together with duly completed and executed appropriate transmittal materials required by the Paying Agent, (ii) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of such Book-Entry Shares (or such other reasonable evidence, if any, of such surrender as the Paying Agent may be reasonably request pursuant to the terms and conditions of the Paying Agent Agreement) and (iii) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary and desirable third-party intermediaries pursuant to Section 2.6(c), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Payment Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds equal to the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(e) At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the

Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including, all interest and other income received by the Paying Agent in respect of all Payment Funds), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) At the close of business on the Closing Date, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Laws.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.9), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7 Appraisal Rights. All Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be cancelled and no longer outstanding, shall cease to exist and the holder thereof shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL in respect of any such shares; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the applicable Merger Consideration under Section 2.5, without any interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 2.9), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and Parent shall have the right to participate in, and direct, all negotiations and Legal Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. The Company shall provide each of the holders of Shares as of the record date for the purpose of receiving the notice required by Section 262(d) of the DGCL with the notice contemplated thereby as part of the Schedule 14D-9.

2.8 Treatment of Options, RSUs and PSUs.

(a) Each Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, other than any unvested Options (excluding Options granted to non-employee members of the Company Board) that were granted during the 2025 calendar year (the “2025 Options”), shall accelerate and become fully vested (in the case of performance-based Options, assuming the level of attainment set forth on Section 2.8(a) of the Company Disclosure Letter) and exercisable effective immediately prior to, and contingent upon the occurrence of, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, each Option that is then outstanding and unexercised as of immediately before the Effective Time shall be cancelled and converted solely into the right to receive cash (without interest and less applicable Tax withholdings pursuant to Section 2.9) in an amount equal to the product of (i) the total number of Shares subject to such Option immediately prior to the Effective Time, multiplied by (ii) the excess (if any) of (x) the Merger Consideration over (y) the exercise price payable per Share under such Option, which amount shall be paid in accordance with Section 2.8(g) (the “Option Consideration”).

(b) As of the Effective Time, each 2025 Option will be cancelled and converted into a cash-based award (a “Converted Stock Option”), which shall entitle the holder thereof to receive an amount in cash (without interest and less applicable Tax withholdings pursuant to Section 2.9) equal to the Option Consideration (the “Converted Stock Option Cash Consideration”). Each Converted Stock Option (and the right to receive the Converted Stock Option Cash Consideration) shall be subject to the same terms and conditions (including vesting, forfeiture and acceleration provisions) that were applicable to the corresponding 2025 Option immediately prior to the Effective Time; provided, that, (i) the Converted Stock Option Cash Consideration shall vest and become payable 50% upon the Closing Date and 50% upon the date that is six (6) months following the Closing Date (the “Converted Equity Payment Dates”) and (ii) in the event that the holder of a Converted Stock Option experiences an Involuntary Termination following the Closing Date but prior to the date that is six (6) months following the Closing Date, such holder’s Converted Stock Option Cash Consideration shall immediately vest and become payable. Parent shall pay (or shall cause the Surviving Corporation to pay) the Converted Stock Option Cash Consideration in respect of each Converted Stock Option that becomes vested and payable on the Surviving Corporation’s next regularly scheduled payroll date following the applicable Converted Equity Payment Date.

(c) As of the Effective Time, each restricted stock unit award granted pursuant to any of the Company Equity Plans (each, an “RSU” and together, the “RSUs”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, other than any (A) outstanding and unvested RSUs that were granted during the 2025 calendar year (the “2025 RSUs”) and (B) 2026 RSU Grants described in Item 6 of Section 5.2(b)(iii) of the Company Disclosure Letter, in each case, other than RSUs granted to non-employee members of the Company Board, shall, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, be cancelled and converted into the right to receive cash (without interest and less applicable Tax withholdings pursuant to Section 2.9) in an amount equal to (i) the total number of Shares issuable in settlement of such RSU immediately prior to the Effective Time without regard to vesting, multiplied by (ii) the Merger Consideration, which amount shall be paid in accordance with Section 2.8(g) (the “RSU Consideration”).

(d) As of the Effective Time, each 2025 RSU that is outstanding immediately prior to the Effective Time will be cancelled and converted into a cash-based award (a “Converted RSU”), which shall entitle the holder thereof to receive an amount in cash (without interest and less applicable Tax withholdings pursuant to Section 2.9) equal to the RSU Consideration (the “Converted RSU Cash Consideration”). Each Converted RSU (and the right to receive the Converted RSU Cash Consideration) shall be subject to the same terms and conditions (including vesting, forfeiture and acceleration provisions) that were applicable to the corresponding 2025 RSU immediately prior to the Effective Time; provided, that, (i) such Converted RSU shall vest and become payable in equal 50% installments on the Converted Equity Payment Dates and (ii) in the event that the holder of a Converted RSU experiences an Involuntary Termination following the Closing Date but prior to the date that is six (6) months following the Closing Date, such holder’s Converted RSU Cash Consideration shall immediately vest and become payable. Parent shall pay (or shall cause the Surviving Corporation to pay) the Converted RSU Cash Consideration in respect of each Converted RSU that becomes vested and payable on the Surviving Corporation’s next regularly scheduled payroll date following the applicable Converted Equity Payment Date.

(e) As of the Effective Time, each restricted stock unit award granted pursuant to any of the Company Equity Plans or otherwise which is subject to any performance-based vesting conditions (each, a

“PSU” and together, the “PSUs”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, other than any outstanding PSUs that were granted during the 2025 calendar year (the “2025 PSUs”), shall, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, be cancelled and converted into the right to receive cash (without interest and less applicable Tax withholdings pursuant to Section 2.9) in an amount equal to (i) the number of Shares issuable in settlement of such PSU immediately prior to the Effective Time based on the applicable level of attainment set forth on Section 2.8(a) of the Company Disclosure Letter, without regard to vesting, multiplied by (ii) the Merger Consideration, which amount shall be paid in accordance with Section 2.8(g) (the “PSU Consideration”).

(f) As of the Effective Time, each 2025 PSU that is outstanding immediately prior to the Effective Time will be cancelled and converted into a cash-based award (a “Converted PSU”), which shall entitle the holder thereof to receive an amount in cash (without interest and less applicable Tax withholdings pursuant to Section 2.9) equal to the PSU Consideration (the “Converted PSU Cash Consideration”). Each Converted PSU (and the right to the Converted PSU Cash Consideration) shall be subject to the same terms and conditions (including vesting (other than the performance-based vesting conditions), forfeiture and acceleration provisions) that were applicable to the corresponding 2025 PSU immediately prior to the Effective Time; provided, that, (i) such Converted PSU shall vest and become payable in equal 50% installments upon the Converted Equity Payment Dates and (ii) in the event that the holder of a Converted PSU experiences an Involuntary Termination following the Closing Date but prior to the date that is six (6) months following the Closing Date, such holder’s Converted PSU Cash Consideration shall immediately vest and become payable. Parent shall pay (or shall cause the Surviving Corporation to pay) the Converted PSU Cash Consideration in respect of each Converted PSU that becomes vested and payable on the Surviving Corporation’s next regularly scheduled payroll date following the Converted Equity Payment Dates.

(g) As soon as reasonably practicable after the Effective Time (but no later than five (5) business days after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll the aggregate Option Consideration, RSU Consideration and PSU Consideration payable with respect to Options, RSUs and PSUs held by current or former employees of the Company or a Subsidiary of the Company (net of any withholding Taxes required to be deducted and withheld by applicable Laws in accordance with Section 2.9); provided, however, that to the extent the holder of an Option, RSU or PSU is not, and was not at any time during the vesting period of the Option, RSU or PSU, an employee of the Company for employment tax purposes, the Option Consideration, RSU Consideration or PSU Consideration payable pursuant to this Section 2.8 with respect to such Option, RSU or PSU (as applicable) shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 2.6.

2.9 Withholding. Each of the Paying Agent, Parent, Purchaser, and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold therefrom under applicable Tax Laws. To the extent that such amounts are so deducted and withheld and properly remitted to the appropriate Governmental Body in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.10 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, pursuant to the Exchange Act on or after January 1, 2023 and prior to the Agreement Date (other than any disclosures contained or referenced therein under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and any other disclosures contained or referenced therein, in each case to the extent such disclosures are predictive, cautionary or forward-looking in nature) or (b) subject to the terms of Section 8.13, as set forth in the disclosure letter delivered by the Company to Parent and Purchaser on the Agreement Date (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Purchaser as follows:

3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Letter identifies each Subsidiary of the Company (the Company and its Subsidiaries collectively referred to as the “Acquired Companies”) and indicates its jurisdiction of organization or formation, officers and directors, issued and outstanding equity interests and the holder(s) of such equity interests. Each Subsidiary has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Subsidiary of the Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Each Subsidiary of the Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or its formation, except where the failure to be in good standing does not have, and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) None of the Acquired Companies owns any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity other than the Company’s Subsidiaries. None of the Acquired Companies has agreed or is obligated to make and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of its certificate of incorporation and bylaws, including all amendments thereto (or similar organizational or governing documents) as in effect on the Agreement Date for the Company and each of its Subsidiaries.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 278,000,000 shares of Company Common Stock, of which 113,684,064 Shares have been issued and are outstanding as of the close of business on the Reference Date; and (ii) 5,000,000 shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date. All of the outstanding Shares have been, and all Shares issuable upon the exercise of outstanding Options or settlement of outstanding RSUs or PSUs will be, when issued, duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Letter, (i) none of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Share. Other than the Capped Call Transactions, the Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act.

(c) As of the close of business on the Reference Date: (i) 11,071,155 Shares are subject to issuance pursuant to Options granted and outstanding under the Company Equity Plans; (ii) 5,260,653 Shares are subject to or otherwise deliverable in connection with outstanding RSUs under Company Equity Plans and a maximum of 2,066,983 Shares are subject to or otherwise deliverable in connection with outstanding PSUs under Company Equity Plans; (iii) 80,000 Shares are estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per Share as reported on the purchase date for the current offering period was equal to the Offer Price and employee contributions continue until such purchase date at the levels in place as of the Reference Date); and (iv) 16,195,028 shares are reserved for issuance upon the possible conversion of the Convertible Notes (excluding any make-whole shares that may be issuable pursuant to the Convertible Note Indentures). The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering all Options, RSUs and PSUs outstanding as of the Agreement Date and the forms of all award agreements evidencing such Options, RSUs and PSUs (and any award agreements that deviate from the form). There are outstanding (a) $40,208,000 aggregate principal amount of 2026 Convertible Notes (with a conversion rate as of the Agreement Date equal to 95.5338 Shares per thousand dollar principal amount, subject to adjustment as provided in the 2026 Convertible Notes Indenture), and (b) $225,000,000 aggregate principal amount of 2030 Convertible Notes (with a conversion rate as of the Agreement Date equal to 54.9058 Shares per thousand dollar principal amount, subject to adjustment as provided in the 2030 Convertible Notes Indenture).

(d) Section 3.3(d) of the Company Disclosure Letter sets forth a true and complete list as of the Reference Date of all Company Stock Awards, including (as applicable) (i) the participant identification number; (ii) the form of Company Stock Award held; (iii) the number of shares issuable upon exercise or settlement of such Company Stock Award (with respect to PSUs, at each of target and maximum performance), (iv) the exercise price and (v) the applicable grant date or vesting date (and, solely with respect to Options, the expiration date). Each Company Stock Award, (x) was duly authorized no later than the date on which the grant of such Company Stock Award was by its terms to be effective (the “Grant Date”) by all necessary action and granted in compliance with all applicable Laws (including Section 409A of the Code) and the terms and conditions of the Company Equity Plan under which it was granted, (y) is evidenced by an award agreement, substantially in the forms made available to Parent, and (z) will not trigger any liability for the holder thereof under Section 409A of the Code.

(e) Except as set forth in this Section 3.3, as of the close of business on the Reference Date, there are no: (i) outstanding shares of capital stock, or other equity interests in any Acquired Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Company; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2024, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective filing dates (or if amended, as of the date of such amendment and, in the case of registration statements as of the date of effectiveness), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company has designed and maintains, and at all times since January 1, 2024, has maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies that could have a material effect on the financial statements. To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the Agreement Date, since January 1, 2024, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Acquired Companies; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Acquired Companies; or (C) any claim or allegation regarding any of the foregoing.

(d) The Company maintains, and at all times since January 1, 2024, has maintained disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) None of the Acquired Companies is a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in the Company’s published financial statements or other Company SEC Documents.

(f) As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(h) The information with respect to the Company that is furnished by or on behalf of the Company to Parent or Purchaser in writing specifically for use in the Schedule TO and the Offer Documents (including any amendments or supplements thereto), at the time of the filing of the Schedule TO (including any amendments or supplements thereto), and at the time of any distribution or dissemination of the Offer Documents (including any amendments or supplements thereto), will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i) The Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Company Disclosure Documents.

3.5 Absence of Changes. Since the date of the Balance Sheet through the Agreement Date, there has not occurred any Effect that has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Since the date of the Balance Sheet, the Acquired Companies have operated in the ordinary course of business in all material respects (except for execution and performance of this Agreement and the discussions and negotiations relating thereto). None of the Acquired Companies have taken any action that, if taken after the date of this Agreement, would require Parent’s consent pursuant to Section 5.2(b) (vi), (ix), (x), (xiii), (xiv) and (xxiv) (and Section 5.2(b)(xxv) solely with respect to any of the foregoing).

3.6 Title to Assets. The Acquired Companies have good and valid title to all material assets (excluding intellectual property, which is covered under Section 3.8) owned by them as of the Agreement Date, including all material assets reflected on the Company’s consolidated unaudited balance sheet in the last Quarterly Report on Form 10-Q filed by the Company with the SEC (the “Balance Sheet”), except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet and except where such failure would not reasonably be expected to have a Material Adverse Effect.

3.7 Real Property.

(a) The Company does not own and has never owned any real property.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Acquired Companies hold a valid and existing leasehold interest in the material real property that is leased, subleased or sub-subleased by the Company or any Subsidiary from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the Company Leases. As of the Agreement Date, none of the Acquired Companies has received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.8 Intellectual Property.

(a) Section 3.8(a) of the Company Disclosure Letter identifies each item of Registered IP included in the Company Owned IP and Company Exclusively Licensed IP (collectively, “Company Registrations”) and for each, specifies the following: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, patent or registration number and (iv) the owner and any other co-owners, (v) the date of application, registration or issuance, and (vi) the agent, attorney or firm responsible for prosecution, for each item of material Registered IP owned in whole or in part or exclusively licensed by any of the Acquired Companies and, if the owner is not an Acquired Company, the corresponding license agreement(s) pursuant to which the Company has a right to use such Company Exclusively Licensed IP. To the knowledge of the Company, each of the patents and patent applications included in the Company Registrations owned by the Acquired Companies properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States and the Acquired Companies have complied in all material respects with all applicable Laws in connection with the filing and prosecution of such patents and patent applications by or on behalf of the Acquired Companies. As of the Agreement Date, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than patent prosecution activities being conducted before a Governmental Body in the ordinary course of business) is pending or, to the knowledge of the Company, threatened in writing, with respect to any of the Company Registrations included in the Company Owned IP, including any such proceeding in which the scope, validity, enforceability or ownership of any Company Registrations included in the Company Owned IP is being contested or challenged. As of the Agreement Date, no Acquired Company has received any written notice or written communication that any interference, opposition, reissue, reexamination or other proceeding of any nature (other than patent prosecution activities being conducted before a Governmental Body in the ordinary course of business) is pending or threatened in writing with respect to any of the Company Registrations included in the Company Exclusively Licensed IP, including any such proceeding in which the scope, validity, enforceability or ownership of any such Company Registrations included in the Company Exclusively Licensed IP is being contested or challenged. Each Company Registration included in the Company Owned IP is subsisting and in full force and effect, and to the knowledge of the Company, each issued or registered Company Registration included in the Company Owned IP is valid and enforceable. To the knowledge of the Company, each Company Registration included in the Company Exclusively Licensed IP for which Company possesses, and is exercising, prosecution and maintenance rights, is subsisting and in full force and effect, and, to the knowledge of the Company, each issued or registered Company Registration included in the Company Exclusively Licensed IP is valid and enforceable. Subject to any extensions, all necessary registration, maintenance, renewal and other relevant filing fees have been timely paid for: (a) all Company Registrations included in the Company Owned IP; and (b) all Company Registrations included in the Company Exclusively Licensed IP for which any Acquired Company possesses, and is exercising, prosecution and maintenance rights. Each Acquired Company has complied in all material respects with all applicable Laws regarding the duty of disclosure, candor and good faith in connection with the filing and prosecution by or on behalf of such Acquired Company of: (1) each patent or patent application included in the Company Owned IP; and (2) each patent or patent application included in the Company Exclusively Licensed IP for which the Acquired Company possesses, and is exercising, prosecution and maintenance rights.

(b) An Acquired Company solely owns all right, title and interest in and to all material Company Owned IP (other than as disclosed on Schedule 3.8(a) of the Company Disclosure Letter ), free and clear of all Encumbrances other than Permitted Encumbrances, and, to the Company’s knowledge, has the right, pursuant to valid, written agreements to use all other material Intellectual Property Rights used by the Acquired Companies in their respective businesses as currently conducted. To the Company’s knowledge, the Company Owned IP and such other material Intellectual Property Rights (when used within the scope of the applicable agreement) collectively constitute all Intellectual Property Rights used in, necessary and sufficient for, the conduct and operation of the businesses of the Acquired Companies as currently conducted and as currently contemplated to be conducted. Each current and former Company Associate and service provider of each Acquired Company who was involved in creating or developing any material Company Owned IP for the applicable Acquired Company in the course of such Person’s employment or engagement with such Acquired Company, has executed a valid written agreement, pursuant to which each such Person has: (i) agreed to hold all trade secrets and confidential information of the Acquired Company in confidence both during and after (subject to the terms of the applicable agreement) such Person’s employment or engagement, as applicable, with such Acquired Company; and (ii) presently assigned to such Acquired Company all of such Person’s rights, title and interest in and to all material Company Owned IP, created or developed by such Person for such Acquired Company in the course of such Person’s employment or engagement by such Acquired Company. To the knowledge of the Company, no such Person is in default or breach of any such agreement.

(c) No funding, facilities, Intellectual Property Rights, personnel or other resources of any Governmental Body or any university, college, research institute or other educational institution is or was being used to create material Company Owned IP (other than as disclosed on Section 3.8(a) of the Company Disclosure Letter), except for any such funding or use of facilities, Intellectual Property Rights, personnel or other resources that does not result in such Governmental Body or institution obtaining ownership rights to such Company Owned IP or the right to receive royalties or other payments for the practice of such Company Owned IP, including “march in” or co-ownership rights in any Company Owned IP or any claim, option or other right to any of foregoing (other than pursuant to any In-Bound License disclosed on Section 3.8(d) of the Company Disclosure Letter).

(d) Section 3.8(d) of the Company Disclosure Letter sets forth each Contract pursuant to which any of the Acquired Companies: (i) is granted a license, consent, covenant not to assert or other right, to any material Intellectual Property Right that is, or is planned to be, incorporated into or distributed with any Product or used by any Acquired Company in its business as currently conducted, other than any material transfer agreements, clinical trial agreements, nondisclosure agreements, services agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses or generally available patent license agreements entered into in the ordinary course of business (each an “In-bound License”) or (ii) grants to any third party a license, consent, covenant not to assert or other right under any material Company Owned IP or a sublicense under any material Company Exclusively Licensed IP other than any material transfer agreements, clinical trial agreements, nondisclosure agreements, service agreements or non-exclusive outbound licenses entered into in the ordinary course of business (each an “Out-bound License”).

(e) To the knowledge of the Company, since January 1, 2023: (i) the development, manufacture, use, supply, conduct of clinical trials, distribution, marketing, promotion, sale, offer for sale, import, or export of any Product by or on behalf of any Acquired Company and the operation of the business of any Acquired Company did and does not as currently conducted, infringe, misappropriate, or otherwise violate any Registered IP owned by any other Person or misappropriate or otherwise violate any other Intellectual Property Right owned by any other Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Owned IP or any Company Exclusively Licensed IP. As of the Agreement Date, there is no Legal Proceeding (A) pending (or, to the knowledge of the Company, threatened in writing) against any of the Acquired Companies alleging that the operation of the businesses of the Acquired Companies or development, manufacture, use, supply, conduct of clinical trials, distribution, marketing, promotion, sale, offer for sale, import, or export of any Product infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person, or (B) pending (or threatened in writing) by any of the Acquired Companies alleging that another Person has infringed, misappropriated or otherwise violated any of the Company Owned IP or any Company Exclusively Licensed IP. Since January 1, 2023, no Acquired Company has received any written notice or other written communication alleging that the operation of the business of the Acquired Companies or the development, manufacture, use, supply, conduct of clinical trials, distribution, marketing, promotion, sale, offer for sale, import, or export of any Product by or on behalf of any Acquired Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person (including any written demands from any Person to take a license or refrain from using any Intellectual Property Rights).

(f) Each Acquired Company has taken reasonable measures to protect, maintain and enforce the Company IP, and to protect against unauthorized disclosure, and to protect the secrecy, confidentiality, and value, of its trade secrets and other confidential technical information including, where such Acquired Company has determined appropriate, by entering into binding written confidentiality agreements with Persons having access to such trade secrets and other confidential technical information to the extent such Person is not otherwise bound by substantially similar confidentiality obligations by virtue of such Person’s role or status. No trade secret, know-how, or other proprietary information material to the business (with respect to know-how or proprietary information, that has not been publicly disclosed and is not otherwise in the public domain) of any Acquired Company as presently conducted or as currently contemplated to be conducted has been authorized to be disclosed or, to the knowledge of the Company, has been actually disclosed by any Acquired Company to any Person, other than pursuant to a non-disclosure agreement or other agreement restricting the disclosure and use of such information.

(g) None of the Company Owned IP or, to the knowledge of the Company, any Company Exclusively Licensed IP, is subject to any pending or outstanding injunction, consent, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by any Acquired Company of any such Company Owned IP or Company Exclusively Licensed IP other than patent prosecution activities being conducted before a Governmental Body in the ordinary course of business, or is subject to any exclusive option or similar contingent right in favor of any other Person.

3.9 Data Protection; Company Systems

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, since January 1, 2023, the Acquired Companies and, to the knowledge of the Company, any Person acting for or on behalf of the Acquired Companies: (i) are, and have been, in compliance with all Data Security Requirements; (ii) have not experienced any Security Incidents; and (iii) have not received, or otherwise been subject to, any written notices, complaints, notices, audits, proceedings, investigations, inquiries or claims conducted or asserted by any other Person (including any Governmental Body) regarding any unauthorized or unlawful Processing of Personal Information or violation of any Data Security Requirements.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company Systems, taken as a whole, are in good working order and sufficient for the current conduct of the business of the Acquired Companies, and the Company has purchased a sufficient number of license seats, and scope of rights, for all third party software used by the Acquired Companies for their business as currently conducted and have complied with the terms of the corresponding agreements. The Acquired Companies have taken commercially reasonable actions to protect the security and integrity of the Company Systems. To the knowledge of the Company, the Company Systems do not contain any defects, viruses, or other contaminants that materially disrupt or adversely affect the functionality of any Company Systems. To the knowledge of the Company, since January 1, 2023, there have been no material failures or breakdowns that have not been remedied in all material respects with respect to the Company Systems (including any which resulted in the unauthorized access to, or loss, corruption or alteration of any material data or information contained therein). Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Acquired Companies have: (i) implemented and maintained appropriate security procedures and practices, including technical and organizational safeguards, to protect the Company Systems and all Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, encryption, destruction or disclosure; (ii) taken reasonable steps to ensure that any third party with access to any Personal Information collected by or on behalf of the Acquired Companies has implemented and maintains the same; (iii) conducted commercially reasonable privacy and data security testing, audits, and risk assessments, and resolved or remediated any privacy or data security issues, vulnerabilities or compliance gaps identified; and (iv) implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard all sensitive data and Personal Information in their possession or under their control.

(c) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Acquired Companies have possession of or control over and, to the extent permitted by applicable Law, own, all of the Personal Information and pre-clinical, clinical and other similar data and other information Processed by or on behalf of the Acquired Companies in connection with the operation of their businesses as currently conducted. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, such data and other information (i) is in the Company Systems and is generally available and accessible to the Acquired Companies and is stored and backed-up on a regular basis, and (ii) will be owned, in the possession and control of, and available for Processing by, Parent and its Affiliates (including the Acquired Companies) immediately following the Closing in the manner in which the Acquired Companies Processed such data and other information prior to the Closing, free and clear of any material restrictions, limitations or obligations other than Permitted Encumbrances. The transfer of Personal Information in connection with the Transactions will not materially violate any applicable Data Security Requirements.

(d) None of the Acquired Companies is a “Business Associate” or a “Covered Entity,” as such terms are defined under HIPAA.

3.10 Contracts.

(a) Section 3.10(a) of the Company Disclosure Letter identifies each Company Contract that constitutes a Material Contract as of the Agreement Date. For purposes of this Agreement, other than any Company Contract (1) that is a nondisclosure agreement entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions or (2) that is an Employee Plan, including any Company Employment Agreement, which shall be governed under Section 3.18, for purposes of this Agreement, each of the following Company Contracts shall constitute a “Material Contract”:

(i) any Company Contract (A) limiting the freedom or right of any Acquired Company or any of its Affiliates, in any material respect, to engage in any line of business or to compete with any other Person in any location or line of business or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any of the Acquired Companies or exclusivity obligations or restrictions or otherwise materially limiting the freedom or right of the Acquired Companies to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;

(ii) any Company Contract that requires by its terms the payment or delivery of cash or other consideration by or to any of the Acquired Companies in an amount having an expected value in excess of $3,000,000 in the fiscal year ending December 31, 2025 or in any single fiscal year thereafter, other than any material transfer agreements, clinical trial agreements, nondisclosure agreements, services agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses or generally available patent license agreements entered into in the ordinary course of business or Company Contracts that are terminable without penalty by the Company on ninety (90) days’ or less notice;

(iii) any (A) Company Contract that would entitle any third party to receive a license or any other right, title or interest with respect to the Intellectual Property Rights of Parent or any of its affiliates following the Closing Date or subject Parent or its Affiliates to any non-compete or other restrictive covenants following the Closing Date, (B) In-bound License, (C) Out-bound License, (D) Company Contract pursuant to which any material research or development activities related to any Product are conducted, or (E) Company Contract (other than Out-bound Licenses) that grants a third party a license or right to use or restricts any Person from filing, registering, enforcing, disposing of or otherwise exploiting any material Intellectual Property Rights related to any Product, other than material transfer agreements, clinical trial agreements, nondisclosure agreements, commercially available software as a service offerings, off the shelf software licenses, service or supply agreements containing non-exclusive licenses for purposes of providing the supply or services or other Contracts containing non-exclusive licenses incidental to the purpose of such Contract;

(iv) any Company Contract relating to the Company’s Indebtedness of $1,000,000 or more in aggregate principal amount (whether incurred, assumed, guaranteed or secured by any asset);

(v) any Company Contract constituting, or relating to the formation, creation, operation, management or control of, a joint venture, partnership or limited liability company;

(vi) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company or prohibits the issuance of any guaranty by the Company;

(vii) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than Employee Plans, offer letters that can be terminated at will, and Company Contracts evidencing Company Stock Awards and related documentation);

(viii) any Company Contract for the lease, sublease or sub-sublease of any material real property;

(ix) any Company Contract (A) relating to the disposition or acquisition by the Company of assets with a fair market value in excess of $3,000,000 outside of the ordinary course of business, or (B) pursuant to which the Company will acquire any ownership interest in any other Person or other business enterprise outside of the ordinary course of business;

(x) any Company Contract that contains a put, call, right of first refusal, right of first negotiation or similar right pursuant to which any Acquired Company could be required to purchase or sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) assets (excluding ordinary course commitments) or businesses for an amount in excess of $3,000,000;

(xi) Any Company Contract with a sole source supplier material to the conduct of the business of the Company as currently conducted and in which a reasonable alternative supplier is not available;

(xii) any Company Contract with any Governmental Body;

(xiii) any Company Contract, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the Company, other than any such Company Contracts entered into in the ordinary course of business;

(xiv) any hedging, swap, derivative or similar Company Contract;

(xv) any Collective Bargaining Agreement;

(xvi) any Company Contract, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the Company, other than any such Company Contracts entered into in the ordinary course of business; and

(xvii) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than those Contracts required to be filed by the Company in accordance with Item 601(b)(10)(iii) of Regulation S-K under the Securities Act) or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) As of the Agreement Date, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract. Neither the Company or any Subsidiary nor, to the knowledge of the Company, the other party is in material breach of or material default under any Material Contract and, neither the Company nor any Subsidiary, nor, to the knowledge of the Company, the other party has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to any of the Acquired Companies and, to the knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect. To the knowledge of the Company, each Material Contract is enforceable by an Acquired Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Since January 1, 2025 through the Agreement Date, none of the Acquired Companies has received any written (or to the Company knowledge, oral) notice regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. None of the Acquired Companies has waived in writing any rights under any Material Contract, the waiver of which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.11 Liabilities. As of the Agreement Date, the Acquired Companies do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet (including the notes thereto) prepared in accordance with GAAP, except for: (i) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the Agreement Date; (ii) liabilities or obligations required to be incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Company under Contracts binding upon the Company (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the Agreement Date or entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since the date of the Balance Sheet; and (v) liabilities that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

3.12 Compliance with Law. The Acquired Companies are, and since January 1, 2024, have been, in compliance with all applicable Laws, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect and, since January 1, 2024, none of the

Acquired Companies has been given written notice of, or been charged with, any unresolved violation of, any applicable Law, except, in each case, for any such violation that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.13 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2024 (i) the Acquired Companies have filed with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all material filings, declarations, listings, registrations, reports or submissions, including adverse event reports and investigational new drug safety reports required to be filed by any of the Acquired Companies by applicable health care Laws for the operation of its business and (ii) all such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Laws when filed, and no deficiencies that have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions remain outstanding.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2024 all pre-clinical and clinical trials conducted by or on behalf of the Acquired Companies have been and are being conducted in material compliance with applicable health care Laws, including, as applicable, good laboratory practices or good clinical practices requirements. Since January 1, 2023, neither the FDA nor any other Governmental Body performing functions similar to those performed by the FDA has sent any written notices or other correspondence to any Acquired Company with respect to any ongoing clinical trial or pre-clinical study requiring the termination or suspension of such trial or study, or the material modification of such trial or study, which modification would reasonably be expected to have a Material Adverse Effect.

(c) Neither the Acquired Companies nor, to the Company’s knowledge, any Entity acting on any Acquired Company’s behalf has at any time since January 1, 2024 (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Body or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Since January 1, 2023, neither the Acquired Companies nor, to the Company’s knowledge, any Entity acting on the Acquired Companies’ behalf is the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor any Acquired Company nor any current officers, employees or, to Company’s knowledge, agents or clinical investigators of the Acquired Companies or any Entity or individual acting on the Acquired Companies’ behalf has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar Law or (b) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending, or, to the Company’s knowledge, threatened, adverse inspections, including inspectional observations (such as Form FDA 483 observations); findings of deficiency or non-compliance; warning letters or other regulatory letters or sanctions; clinical holds, compelled or voluntary recalls, field notifications or alerts; import alerts, holds, or detentions; or other compliance or enforcement action against any Acquired Company; in each case, with respect to any Product being developed, manufactured or commercialized by or on behalf of the Acquired Companies.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Acquired Companies are in compliance and since January 1, 2024, has been in compliance with all healthcare laws applicable to the operation of its business as currently conducted, including (i) any applicable federal or state fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the Federal Food, Drug and Cosmetic Act (“FDCA”) and Public

Health Service Act (“PHS Act”) and the regulations issued pursuant to the FDCA and PHS Act,; (iii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto (collectively, “HIPAA”); (iv) Laws which are cause for exclusion from any federal health care program; (v) Laws relating to the billing or submission of claims for health care products or services; and (vi) the federal “Sunshine Law” or Open Payments (42 U.S.C. § 1320a-7h) and state Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry; (vii) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. § 1395w-101 et seq.) and the regulations promulgated thereunder and the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program; and (viii) foreign equivalents, including the Laws of the European Union. The Acquired Companies are not subject to any enforcement, regulatory or Legal Proceeding against or affecting the Acquired Companies relating to or arising under the FDCA, PHS Act, the Anti-Kickback Statute, or similar Laws, and, to the Company’s knowledge, no such enforcement, regulatory or Legal Proceeding has been threatened in writing, including by the issuance of a warning letter, untitled letter, Form 483, or similar notice of potential violations of healthcare laws.

(e) To the extent required by applicable Laws, since January 1, 2024, all manufacturing operations conducted by, or to the knowledge of the Company, on behalf of, the Acquired Companies with respect to any Product has been conducted in accordance with GMP Regulations, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.14 Certain Business Practices. None of the Acquired Companies, nor any of its officers, directors, or employees, nor to the knowledge of the Company, its representatives or agents (in each case, acting in the capacity of an employee or representative of any of the Acquired Company) has (i) used any funds (whether of the Acquired Companies or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Law of similar effect. None of the Acquired Companies, its officers or directors, nor, to the knowledge of the Company, any of their respective employees, representatives or agents, in each case, acting at the direction or on behalf of the applicable Acquired Company, is a Person with whom transactions are prohibited or restricted under any trade or economic sanctions or export controls. The Acquired Companies have instituted and maintain in effect policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Anti-Corruption Laws, anti-money laundering Laws, trade and economic sanctions and export control Laws.

3.15 Governmental Authorizations. The Acquired Companies hold all Governmental Authorizations necessary to enable the Acquired Companies to conduct their business in the manner in which its businesses are currently being conducted, except where failure to hold such Governmental Authorizations would not reasonably be expected to have a Material Adverse Effect. The Governmental Authorizations held by the Acquired Companies are, in all material respects, valid and in full force and effect. The Acquired Companies are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not have a Material Adverse Effect.

3.16 Governmental Contracts. With respect to each Government Contract, for the past three (3) years, the Acquired Companies have not: (i) materially breached or violated in any material respect any Law, clause, provision or requirement pertaining to any Government Contract; (ii) been debarred or suspended from bidding on Government Contracts by a Governmental Body, or declared nonresponsible or ineligible for, government procurement pursuant to 48 C.F.R. subpart 9.4, or any comparable state or local Laws and, no facts or circumstances exist that could reasonably be expected to give rise to debarment, suspension, or a declaration that an Acquired Company is ineligible for government procurement; (iii) received any adverse findings in audits or investigations by any Governmental Body with respect to any Government Contract that remain unresolved; (iv) received any material written notice of breach, cure, show cause or default from any Governmental Body with respect to any Government Contract; (v) had any Government Contract terminated by any Governmental Body for default or failure to perform; or (vi) made any disclosure with respect to any material irregularity, misstatement or omission involving a Government Contract, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof and for the past three (3) years, all representations, certifications required under each Government Contract and statements executed and submitted by the Acquired Companies in connection with Government Contracts were correct in all material respects as of their respective effective dates. The Acquired Companies are not the subject of any pending claim pursuant to the False Claims Act (31 U.S.C. §§ 3729 et seq.) or any comparable state or local Laws and, to the Company’s knowledge, no facts or circumstances exist as of the Agreement Date that would reasonably be expected to give rise to a claim under the False Claims Act or any comparable state or local Laws against any Acquired Company. As of the date hereof and for the past three (3) years, the Acquired Companies and their respective officers, directors, employees and, to the Company’s knowledge, agents have complied in all material respects with applicable procurement Laws governing the awarding and performance of Government Contracts, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof and for the past three (3) years, neither the Acquired Companies, nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents has had access to confidential or non-public information in connection with the awarding of Government Contracts to which they were not lawfully entitled, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17 Tax Matters. Except for those matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a) (i) Each of the Tax Returns required to be filed by the Acquired Companies with any Governmental Body has been timely filed on or before the applicable due date (taking into account any extensions of such due date), and all such Tax Returns are accurate and complete in all respects and (ii) all Taxes (whether or not shown as due and owing on such Tax Returns) have been paid.

(b) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Acquired Companies.

(c) The Acquired Companies have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party (including, without limitation, Sections 1441 and 1442 of the Code or similar or corresponding provisions under any state, local, and non-U.S. Laws), and complied with all information reporting and back-up withholding provisions of applicable Law.

(d) There has never been any claim made in writing by any taxing authority in a jurisdiction where the Acquired Companies do not file Tax Returns that any of such entities may be subject to Tax in that jurisdiction.

(e) No deficiency for any Tax has been asserted or assessed by a taxing authority, or threatened in writing, against the Acquired Companies which deficiency has not been paid, settled or withdrawn or is not being contested in good faith and in accordance with applicable Laws.

(f) There are no disputes, audits, examinations, investigations or proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of the Acquired Companies, and none of the Acquired Companies is a party to any litigation or administrative proceeding relating to Taxes. No deficiency for any Tax has been asserted or assessed by a taxing authority in writing against the any of the Acquired Companies that has not been paid, settled or withdrawn or is not being contested in good faith.

(g) None of the Acquired Companies is a party to or bound by any Tax sharing, allocation, indemnification, or similar agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements made in the ordinary course of business, the primary subject matter of which is not Tax). The Acquired Companies (i) have not been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) have no material liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of applicable Laws.

(h) Within the past two (2) years, the Acquired Companies have not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i) None of the Acquired Companies has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local, or non-U.S. Law).

(j) None of the Acquired Companies has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Body with respect to any amount of Taxes.

3.18 Employee Matters; Benefit Plans.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth, as of the Agreement Date, each material Employee Plan (and separately identifies any such plans that are not subject to United States Law maintained primarily in respect of any current or former Company Associate outside of the United States (a “Foreign Plan”)). Subject to applicable Laws, the employment of each of the Company’s employees is terminable by the Company at will. None of the Subsidiaries has any employees.

(b) None of the Acquired Companies is party to or bound by, has a duty to bargain for, nor is currently negotiating in connection with entering into, any Collective Bargaining Agreement and there are, and since January 1, 2023, have been no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Acquired Companies. Since January 1, 2023, there has not been any strike, slowdown, work stoppage, lockout, walkout, handbilling, job action, picketing, labor dispute, question concerning labor representation, union organizing activity or any similar activity or dispute, or, to the knowledge of the Company, any threat thereof, affecting the Acquired Companies or any of its employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, walkout, handbilling, job action, picketing, labor dispute, question regarding labor representation or union organizing activity or any similar activity or dispute.

(c) Since January 1, 2023, there has been and there is no material Legal Proceeding pending or, to the knowledge of the Company, threatened relating to the employment or engagement of any current or former Company Associate or relating to any Employee Plan. Since January 1, 2023, the Acquired Companies have complied with and are in compliance in all material respects with all applicable Laws related to labor and employment, including employment practices, payment of wages and hours of work, the classification of independent contractors and exempt and non-exempt employees, leaves of absence, plant closing notification (including the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws (the “WARN Act”)), privacy rights, labor relations and disputes, workplace safety, equal employment opportunity, child labor, fair employment practices, pay equity, civil rights, whistleblowing, employee trainings and notices, collective bargaining, automated decision tools (including artificial intelligence), workers’ compensation, unemployment insurance, taxes and withholdings, harassment, retaliation, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), and discrimination matters.

(d) Except as would not result in material liability for the Acquired Companies, since January 1, 2023: (i) the Acquired Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other remuneration that has come due and payable to their current or former employees and independent contractors under applicable Laws,

Contract or company policy; and (ii) each individual who is providing or, since January 1, 2023, has provided services to the Acquired Companies and is or was classified and treated as an (y) independent contractor, consultant, leased employee, or other non-employee service provider, or (z) exempt employee, in each case, is and has been properly classified and treated as such for all applicable purposes.

(e) Since January 1, 2023, no allegations of sexual harassment or sexual misconduct have been made against any current or former officer, executive or supervisory-level employee of the Acquired Companies in their capacities as such or in connection with their services to the Acquired Companies, and none of the Acquired Companies have entered into any settlement agreements related to allegations of such sexual harassment or sexual misconduct by an officer, executive or supervisory-level employee of the Acquired Companies. Since January 1, 2023, the Acquired Companies have promptly, thoroughly, and impartially investigated all allegations of workplace sexual harassment, or sexual misconduct or retaliation against any officer, executive or supervisory-level employee of the Acquired Companies in their capacities as such or in connection with allegations of workplace sexual harassment or sexual misconduct. With respect to each such allegation with potential merit, the Acquired Companies have taken prompt corrective action that is reasonably calculated to prevent further harassment or other improper action and none of the Acquired Companies have incurred, and, to the knowledge of the Company, no circumstances exist under which the Acquired Companies would reasonably be expected to incur, any liability arising from such allegations. Since January 1, 2023, none of the Acquired Companies have had knowledge of any allegations relating to their officers, directors, executives or supervisory-level employees that would indicate a breach of fiduciary duty or that, if known to the public, would bring the Acquired Companies into material disrepute.

(f) The Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following, as relevant: (i) all plan documents (and with respect to any unwritten plan, a summary of all material terms thereof) and all amendments thereto, and all related trust or other funding documents; (ii) any currently effective favorable determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation; (iv) the most recent summary plan descriptions and any material modifications thereto; and (v) the most recent nondiscrimination tests required to be performed under the Code.

(g) No Employee Plan is and none of the Acquired Companies nor any other trade or business (whether or not incorporated) that would be or, at any relevant time, would have been considered a single employer with any of the Acquired Companies under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA, currently or has during the past six (6) years sponsored, maintained, contributed to, or been required to contribute to or has or had any liability with respect to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan as defined in Section 3(35) of ERISA or any “multiemployer plan” each as defined in Section 4001 of ERISA. No Employee Plan is and none of the Acquired Companies sponsor, contribute to, or have any liability in respect of, (i) a “multiple employer plan” as defined in Section 413(c) of the Code, or (ii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(h) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) from the IRS as to its qualified status under the Code and to the Company’s knowledge nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each of the material Employee Plans is now and has been established, maintained, funded, administered, and operated in compliance with its terms and all applicable Laws, including ERISA and the Code.

(i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, with respect to each Employee Plan, (i) there are no claims, audits, suits, proceedings, investigations or any other legal proceeding (collectively, “Actions”) pending or, to the

Company’s knowledge, threatened in writing, other than routine claims for benefits and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions and (ii) all contributions, premiums or other amounts payable by any of Acquired Companies pursuant to any Employee Plan have been timely paid or, to the extent not yet due, accrued in accordance with GAAP and past practice (to the extent required under applicable Law to be accrued).

(j) Except to the extent required under Section 601 et seq. of ERISA, 4980B of the Code (or any other similar state or local Law) at the sole expense of such participant or the participant’s beneficiary, neither the Acquired Companies nor any Employee Plan has any present or future obligation to provide post-employment or retiree health or welfare benefits to any present or former Company Associate.

(k) Neither the execution or delivery of this Agreement, nor the consummation of the Transactions, will, (either alone or in combination with other events or circumstances) (i) result in any payment or benefit (including severance pay) becoming due to any current or former Company Associate; (ii) accelerate the time of payment, vesting or funding or increase or otherwise enhance the amount of compensation or benefits due or payable to any Company Associate, (iii) result in any “disqualified individual” receiving any “parachute payment” (each such term as defined in Section 280G of the Code) or in the imposition of an excise Tax under Section 4999 of the Code, or (iv) limit or restrict the right of the Acquired Companies or Parent to amend, merge or terminate any Employee Plan (or transfer the assets of thereof) on or following the Effective Time.

(l) None of the Acquired Companies is a party to, or otherwise is obligated under, any Contract, plan or arrangement that provides for the gross-up, indemnification, reimbursement of or other payment for any Taxes imposed by Sections 409A or 4999 of the Code (or any corresponding provisions of applicable Law relating to Tax).

(m) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (A) each Foreign Plan maintained in any jurisdiction that is intended to qualify for special tax treatment meets all the requirements for such treatment; (B) all employer and employee contributions to each Foreign Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a Foreign Plan have been paid in full; (C) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (D) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

3.19 Environmental Matters. Except for those matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) the Acquired Companies are, and since January 1, 2023 have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business, (b) as of the Agreement Date, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against any of the Acquired Companies or, to the Company’s knowledge, the Leased Real Property, (c) as of the Agreement Date, none of the Acquired Companies has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of any of the Acquired Companies relating to or arising under Environmental Laws, (d) to the knowledge of the Company: (1) no

Person has been exposed to any Hazardous Materials at a property or facility of any of the Acquired Companies at levels in excess of applicable permissible exposure levels; and (2) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Acquired Companies under any Environmental Law; and (e) the Acquired Companies have not assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

3.20 Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all material insurance policies of the Acquired Companies are in full force and effect (except for any expiration thereof in accordance with its terms), no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

3.21 Legal Proceedings; Orders.

(a) There is, and since January 1, 2023, there has been no Legal Proceeding pending (or, to the knowledge of the Company, threatened) against. by or involving any of the Acquired Companies or to the knowledge of the Company, against any present or former officer, director or employee of the Acquired Companies in such individual’s capacity as such, other than any Legal Proceedings that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) There is no order, writ, injunction, ruling, stipulation, settlement, award, finding, determination, decree or judgment (an “Order”) to which any of the Acquired Companies or their assets is subject that is reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) To the Company’s knowledge, as of the Agreement Date, no investigation or review by any Governmental Body with respect to any of the Acquired Companies is pending or is being threatened, other than any investigations or reviews that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.22 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The Company Board (at a meeting duly called and held) has unanimously (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable to, and in the best interest of, the Company and its stockholders, (b) determined that the Merger shall be governed and effected in accordance with the DGCL, (c) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (d) agreed that this Agreement shall be subject to Section 251(h) of the DGCL and (e) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer, which resolutions, subject to Section 5.4, have not been subsequently withdrawn, rescinded or modified in a manner adverse to Parent as of the Agreement Date. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.23 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and the other Transactions. To the knowledge of the Company, no other Takeover Law applies or will apply to this Agreement or to the consummation of the Offer, the Merger and other Transactions.

3.24 Merger Approval. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition and the accuracy of the representations and warranties set forth in Section 4.8, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and the Merger.

3.25 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act and any other applicable Antitrust and FDI Laws and expiration of the applicable waiting periods, compliance with the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of the Company or organizational or governing documents of any Subsidiary; (b) cause a violation by any of the Acquired Companies of any Law or Order applicable to the Acquired Companies, or to which any of the Acquired Companies is subject; or (c) conflict with, result in breach of, or constitute a default (with or without notice or lapse of time), or give rise to a right of termination, modification or acceleration of, any Material Contract to which the Company is a party or by which it is bound or result in the loss of a material benefit under any such Material Contract or (d) result in the creation of any Encumbrance (other than any Permitted Encumbrances) on any assets of the Acquired Companies, except in the case of clauses (b) and (c), for such violations as would not reasonably be expected to have a Material Adverse Effect. Except as may be required by the Exchange Act, the DGCL, the HSR Act and any other applicable Antitrust and FDI Laws and the rules and regulations of Nasdaq, to the knowledge of the Company, the Acquired Companies are not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.26 Opinion of Financial Advisor. The Company Board has received the oral opinion of Centerview Partners LLC, as financial advisor to the Company, to be subsequently confirmed in its written opinion to the Company Board that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Offer Price to be paid to the holders of Shares (other than Excluded Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company Board has received the oral opinion of Goldman Sachs & Co. LLC, as financial advisor to the Company, to be subsequently confirmed in its written opinion to the Company Board, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the $15.50 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to this Agreement is fair from a financial point of view to such holders. The Company will provide or make available to Parent, solely for informational purposes, a copy of the signed opinions following receipt thereof by the Company, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Purchaser.

3.27 Financial Advisors. Except for Centerview Partners LLC and Goldman Sachs & Co. LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has delivered or made available to Parent accurate and complete copies of any agreements with Centerview Partners LLC and Goldman Sachs & Co. LLC.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Parent has either delivered or made available to Company or Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Purchaser, including all amendments thereto.

4.2 Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

4.3 Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Purchaser of this Agreement has been duly authorized by all necessary action on the part of Parent and Purchaser and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, and, assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the HSR Act, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust and FDI Laws, the execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Purchaser; (b) cause a violation by Parent or Purchaser of any applicable Law or order applicable to Parent or Purchaser, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default (with or without notice or lapse of time) or give rise to a right of termination, modification or acceleration of any material Contract to which Parent or Purchaser is party or by which it is bound or result in a loss of a material benefit under any such material Contract, except, in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), state takeover laws, the filing of the certificate of merger pursuant to the DGCL or the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust and FDI Laws in those jurisdictions identified in Schedule 5.5(b), neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.5 Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries to the Company in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Parent nor Purchaser makes any representation with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Company Disclosure Documents.

4.6 Absence of Litigation. There is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Purchaser, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions. To the knowledge of Parent or Purchaser, as of the Agreement Date, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions.

4.7 Funds. Parent has and will have, at all times until the Closing, cash resources in immediately available funds in an amount sufficient to consummate the Transactions, including to pay the aggregate Offer Price at the Offer Acceptance Time and the aggregate Merger Consideration at the Closing, to make payments pursuant to Section 2.8 and to pay all related fees and expenses.

4.8 Ownership of Shares. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s Subsidiaries has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock, in each case, except through funds or benefit or pension plans. Neither Parent nor Purchaser has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the Agreement Date, neither Parent nor Purchaser, nor any of their “affiliates” or “associates”, is an “interested stockholder” of the Company, as such terms are defined under Section 203(c) of the DGCL. Prior to the Agreement Date, neither Parent nor Purchaser has taken, or authorized or permitted any Representatives of Parent or Purchaser to take, any action that would cause Parent, Purchaser or any of their “affiliates” or “associates” to be deemed an “interested stockholder”, as such terms are defined in Section 203 of the DGCL, or otherwise render Section 251(h) of the DGCL inapplicable to the Merger.

4.9 No Competitive Holdings. None of Parent or Purchaser, nor any of their respective “associates” or “affiliates” (each as defined in 16 C.F.R. § 801.1(d)), hold, directly or indirectly five percent (5%) or more of the voting securities or non-corporate interests (as “hold,” “voting securities” and “non-corporate interests” are defined in 16 C.F.R. § 801) of any entity, that competes or is expected to compete in the future with respect to the Company’s development, commercialization, manufacturing, sale or distribution of HEPLISAV-B to the extent that any such holdings would reasonably be expected to prevent or materially delay the consummation of the Transactions or the expiration or termination of any waiting period, under the HSR Act or under other Antitrust and FDI Laws in connection with the Transactions.

4.10 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

4.11 Acknowledgement by Parent and Purchaser.

(a) Neither Parent nor Purchaser is relying, and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Letter, or in the certificate delivered pursuant to clause (d) of Annex I. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Company by Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the Agreement Date from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Company, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto (and disclaim any reliance thereon) unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Company nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

SECTION 5. COVENANTS

5.1 Access to Information. During the period from the Agreement Date until the earlier of the Offer Acceptance Time and the termination of this Agreement pursuant to Section 7.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the Representatives of the Company to: provide Parent and Parent’s Representatives with reasonable access to the Company’s properties, offices, books and records, Contracts, commitments and personnel (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement or any sale process preceding the execution and delivery of this Agreement, or, except as expressly provided in Section 5.1 or Section 5.4, to any Acquisition Proposal), in each case as Parent reasonably requests solely for purposes of furthering the consummation of the Transactions; provided, however, that any such access shall be at a reasonable time during the Company’s normal business hours, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or create material risk of damage or destruction to any material assets or property; provided that the Company shall be permitted to provide such information electronically or by other remote access where practicable. Any such access shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require the Company to permit any inspection or testing, or to disclose or provide access to any information, that in the reasonable, good faith judgement of the Company would be detrimental to the Company’s business or operations nor shall anything herein require the Company to disclose any information to Parent if such disclosure could, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the Agreement Date (including any confidentiality agreement to which the Company or its Affiliates is a party), (iii) increase the risk of facing any Regulatory Burden; provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company reasonably determines (after consultation with its outside counsel that doing so may be reasonably required for the purpose of complying with applicable Antitrust and FDI Laws), (iv) result in the disclosure of any valuations of the Company prepared in connection with the Transactions or any other strategic alternative or (v) result in the disclosure or use of such document or information in any Legal Proceeding between the Parties. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the (x) Confidentiality Agreement, dated as of January 24, 2025, between the Company and Sanofi Pasteur Inc., a Delaware corporation (“Sanofi Pasteur”), as amended by that Amendment No. 1 to Confidentiality Agreement, dated as of December 5, 2025, by and between the Company and Sanofi Pasteur (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 5.1 shall be directed to executive officer or other Person designated by the Company. Notwithstanding anything in this Section 5.1 to the contrary, nothing in this Section 5.1 shall be construed to require the Acquired Companies or any of their respective Representatives to prepare or produce any financial statements, projections, reports, analyses, appraisals or opinions that are not prepared in the ordinary course of business and otherwise readily available.

5.2 Operation of the Company.

(a) During the Pre-Closing Period, except (A) as required or otherwise contemplated under this Agreement, (B) or as required by applicable Laws or to the extent necessary to comply with contractual obligations, (C) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (D) as set forth in Section 5.2(a) of the Company Disclosure Letter, the Company shall, and shall cause of its Subsidiaries to, (i) use its commercially reasonable efforts to conduct in all material respects its business and operations in the ordinary course, (ii) use its commercially reasonable efforts to maintain its existence in good standing pursuant to applicable Law; and (iii) use its commercially reasonable efforts to (x) preserve intact its material assets, properties, Contracts licenses and business organizations and (y) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, creditors and other Persons with which the Company and its Subsidiaries have material business relations; provided, that (1) no action by the Company to the extent addressed by the subject matter of any of the subclauses of Section 5.2(b) shall constitute a breach of this Section 5.2(a), and (2) any failure to take any action prohibited by Section 5.2(b) shall not be deemed a breach of this Section 5.2(a).

(b) Without limiting the generality of Section 5.2(a), during the Pre-Closing Period, except (A) as required or otherwise contemplated under this Agreement, (B) as required by applicable Laws or to the extent necessary to comply with contractual obligations, (C) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (D) as set forth in the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares) or other equity or voting interests or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Shares) or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, other than: (1) repurchases or reacquisitions of Shares outstanding as of the Agreement Date pursuant to the Company’s right (under written commitments in effect as of the Agreement Date) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the Agreement Date (in cancellation thereof) pursuant to the terms of the Employee Plan evidencing any such Company Stock Award (in effect as of the Agreement Date) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Stock Awards outstanding on the Agreement Date as required by the terms of the Employee Plan evidencing any such Company Stock Award (as in effect as of the Agreement Date); (4) the exercise of the Capped Call Transactions in accordance with the terms thereof; or (5) in connection with the conversion or maturity of the Convertible Notes pursuant to the terms of the applicable Convertible Notes Indenture;

(ii) split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber, dispose of, or authorize the issuance, sale, delivery, pledge, transfer, encumbrance, disposition or grant by the Company (other than pursuant to agreements in effect as of the Agreement Date) of (A) any capital stock, equity interest or other security of the Company or any of its Subsidiaries, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Company or any of its Subsidiaries or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Company or any of its Subsidiaries (except that the Company may (1) take any action required to issue Shares as required to be issued upon the settlement of RSUs or PSUs, and the exercise of Options or pursuant to purchase rights under the ESPP, in each case, as required by the terms of the ESPP or the Employee Plan evidencing any such Company Stock Award, (2) the exercise of the Capped Call Transactions in accordance with the terms thereof; or (3) in connection with the conversion or maturity of the Convertible Notes pursuant to the terms of the applicable Convertible Notes Indenture);

(iv) except as otherwise permitted or required under Section 5.2(b)(i) or Section 5.2(b)(iii), as required by the express terms of any Employee Plan as in effect on the Agreement Date or as required to comply with applicable Laws, (i) establish, adopt, enter into, terminate or amend any Employee Plan (or any plan, program, arrangement, practice, policy or agreement that would be an Employee Plan if it were in existence on the Agreement Date), (ii) take any action (or commit to take any action) to amend or waive any rights under, or accelerate the vesting, funding, or payment of any compensation or benefits under, any provision of any of any Employee Plans (or any plan, program, arrangement, practice, policy or agreement that would be an Employee Plan if it were in existence on the Agreement Date) or otherwise, (iii) grant (or commit to grant) any current or former Company Associate an increase in compensation, bonuses or other benefits (including severance or termination pay) or (iv) grant or pay (or commit to grant or pay) any cash incentive or equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity-based awards, in each case, under any Employee Plan or otherwise (except that the Company: may change the title of its employees or promote employees in the ordinary course of business), provided that such changes in title or promotion do not involve increases in the applicable employee’s compensation other than in the ordinary course of business and commensurate with similarly situated employees of the Company;

(v) (A) enter into (1) any change-of-control agreement with any current or former Company Associate or (2) any retention agreement with any current or former Company Associate, (B) enter into (1) any employment, severance or other agreement with any current or former Company Associate or (C) hire or engage any employee or individual independent contractor with an annual compensation in excess of $150,000 or terminate any employee or individual independent contractor with an annual base salary greater than $150,000 other than for cause;

(vi) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (or similar organizational or governing documents);

(vii) form any Subsidiary or branch, acquire any equity interest in any other Entity (including by merger) or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii) make or authorize any capital expenditure except (A) in the ordinary course of business or in amounts not in excess of the Company’s capital expenditure budget made available to Parent or (B) capital expenditures that do not exceed $2,000,000 in the aggregate during any fiscal year;

(ix) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or fail to renew, permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (except, in the case of any of the foregoing (A) in the ordinary course of business (including entering into non-exclusive license agreements and materials transfer agreements in the ordinary course of business), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of any Acquired Company and (C) as provided for in subsection (viii));

(x) except with respect to any intercompany arrangements, (A) incur any Indebtedness in excess of $1,000,000 in the aggregate, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for short-term Indebtedness incurred in the ordinary course of business or (B) repurchase, prepay or refinance any Indebtedness in an amount greater than $1,000,000 in the aggregate per calendar year;

(xi) other than in the ordinary course of business, (A) enter into any Contract that would constitute a Material Contract if it had been in effect on the Agreement Date or (B) amend or modify in any material respect, or voluntarily waive or release any material rights under, any Material Contract (other than expirations at the end of the term of such Contract);

(xii) forgive any loans or make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) advances for employee expenses in the ordinary course of business or intercompany loans solely between Acquired Companies, (B) the extension of trade credit in the ordinary course of business or (C) loans, advances, capital contributions or investments in Persons representing non-controlling minority interests of less than five percent (5%) of the total outstanding share capital of such Person;

(xiii) (A) make, rescind or change any material Tax election, (B) change any annual Tax accounting period or change any material method of Tax accounting, (C) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law), Tax allocation agreement or Tax sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes) relating to or affecting any Tax liability of the Company or its Subsidiary, (D) settle or compromise, or otherwise resolve, any material Tax liability assessment or other material Tax liability, (E) file any amended income or other material Tax Return, (F) surrender any right to claim a refund, offset, or other reduction in a material Tax liability, (G) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiary (other than pursuant to automatic extensions of the due date, not more than seven (7) months), for filing a Tax Return obtained in the ordinary course of business of, (H) request any ruling or similar guidance with respect to Taxes of the Acquired Companies, or (I) agree to any final “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) with respect to Taxes of the Acquired Companies;

(xiv) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities, or results of operations of the Acquired Companies except insofar as required by (A) GAAP, (B) Regulation S-X under the Securities Act or other applicable Law or (C) by any Governmental Body or quasi-governmental authority, including the Financial Accounting Standards Board or any similar organization;

(xv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby or to otherwise enforce the terms of this Agreement or any other agreements contemplated hereby;

(xvi) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby, (B) a settlement that results solely in a monetary obligation involving only the payment of monies by the Acquired Companies (net of recoveries under insurance policies or indemnity obligations) of not more than $5,000,000 in the aggregate or (C) a settlement that results in no monetary obligation of an Acquired Company or an Acquired Company’s receipt of payment; provided, that no such settlement may involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of any Acquired Company;

(xvii) negotiate, modify, extend, or enter into any collective bargaining agreement or other agreement with any labor organization, works council, or similar labor organization (“Collective Bargaining Agreement”) or recognize or certify any labor union, labor organization, works council, or group of employees of the Acquired Companies as the bargaining representative for any employees of the Company (except to the extent required by applicable Laws);

(xviii) implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would reasonably be expected to require advance notice under the WARN Act;

(xix) adopt or implement any stockholder rights plan or similar arrangement;

(xx) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor of the Acquired Companies;

(xxi) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company; or

(xxii) enter into any new material line of business (it being understood that commencement of preclinical or clinical studies in compliance with clause (xxiii) of this Section 5.2(b) shall not be deemed to constitute a new line of business) or enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts any Acquired Company, including following the Effective Time, Parent and its Affiliates (other than, in the case of Parent and its Affiliates, due to the operation of Parent’s or its Affiliates’ own Contracts) following the Closing, from engaging or competing in any line of business or in any geographic area;

(xxiii) (A) commence any clinical study of which Parent has not been informed prior to the date of this Agreement, (B) unless mandated by any regulatory authority or Governmental Body, discontinue, terminate or suspend any ongoing clinical study or (C) except as required by applicable Laws, as determined in good faith by the Company, discontinue, terminate or suspend any ongoing IND-enabling preclinical study, in each case with respect to clauses (A)-(C), without first providing reasonable prior notice to Parent;

(xxiv) (A) abandon, surrender or fail to timely pay any application, issuance, registration or renewal fees that fall due in respect of any Company Registration included in the Company Owned IP or any Company Registration included in the Company Exclusively Licensed IP for which an Acquired Company has responsibility for prosecution and maintenance activities (other than for immaterial or obsolete Intellectual Property Rights), or fail to diligently prosecute (in accordance with all requirements regarding the duty of disclosure, candor and good faith) in the ordinary course of the business any applications for the foregoing; provided, in each case, that the foregoing shall not be construed to prohibit ordinary course prosecution actions, including amending, or agreeing to amend, the scope of a claim of a pending patent application within any such Company Registration, or, solely to the extent the Company provides Parent with reasonable advance written notice and a reasonable opportunity to consult with the Company in respect thereto, filing a terminal disclaimer with respect to or abandoning a claim of a pending patent application within any such Company Registration in favor of a related claim contained in another patent application filed by such Acquired Company that would constitute a Company Registration included in the applicable Company Owned IP or Company Exclusively Licensed IP; (B) enter into any agreements which require any Acquired Company to pay any material royalty or make any other material payment as a condition to using or exploiting any Company Owned IP and Company Exclusively Licensed IP, other than in the ordinary and usual course of business; or (C) fail to take reasonable security and other measures, including measures against unauthorized disclosure, to protect and maintain the secrecy, confidentiality, and value of any Acquired Company’s confidential information, including by disclosing to any third party any of the Acquired Company’s confidential information, except in the ordinary course of business and on the basis that such information is to be treated as confidential; or

(xxv) authorize any of, or agree or commit to take, any of the actions described in clauses (i) through (xxiv) of this Section 5.2(b). Nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of the operations of the Acquired Companies.

5.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that (i) is in effect as of the execution and delivery of this Agreement or (ii) entered into after the execution and delivery of this Agreement and contains confidentiality and non-use and other provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement (A) need not contain any standstill or similar provision and (B) shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company or Parent, as applicable, from satisfying any of its obligations under this Section 5.3.

(b) Except as permitted by this Section 5.3, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its and their respective Representatives not to, (i) solicit, initiate or knowingly facilitate or knowingly encourage any Acquisition Proposal or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information relating to the Acquired Companies in connection with or for the purpose of, soliciting or knowingly facilitating or encouraging, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal or (iii) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement providing for an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”). As soon as reasonably practicable after the Agreement Date, the Company shall terminate access by any third party (other than Parent and its Representatives) to any physical or electronic data room relating to any potential Acquisition Proposal. As soon as reasonably practicable after the Agreement Date, the Company shall deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within the past 12 months requesting the prompt return or destruction of all confidential information previously furnished to any Person. The Company agrees that in the event any director or officer of the Company, or any other Representative of the Company acting at the direction of any such director or officer, takes any action which, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

(c) If at any time on or after the Agreement Date and prior to the Offer Acceptance Time the Company or any of its Representatives receives a written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the Agreement Date, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons to clarify the terms and conditions of such Acquisition Proposal, request that any oral Acquisition Proposal be provided in written form or inform such Person or group of Persons of the terms of this Section 5.3 and (ii) if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and the failure to take such action would reasonably be expected to be inconsistent with fiduciary duties of the Company Board under applicable Law, then the Company and its Representatives may (A) enter into an Acceptable Confidentiality Agreement or furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Acquired Companies to the Person or group of Persons who has made such Acquisition Proposal and their respective Representatives and financing sources; provided that the Company shall promptly provide to Parent any material non-public information concerning the Acquired Companies that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and their respective Representatives and financing sources, including soliciting the submission of a revised Acquisition Proposal. During the Pre-Closing Period, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit an Acquisition Proposal being made to the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(d) The Company shall (i) promptly (and in any event within one (1) business day) notify Parent if any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal are received by any Acquired Company or any of its Representatives during the Pre-Closing Period, (ii) provide to Parent a copy of any written Acquisition Proposal received by the Company or any of its Representatives and a summary of the material terms and conditions of any oral Acquisition Proposal and (iii) keep Parent reasonably informed of any material developments regarding any Acquisition Proposal on a prompt basis.

(e) Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (nor shall any of the following constitute a Company Adverse Change Recommendation) (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Laws (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iv) electing to take no position with respect to an Acquisition Proposal until the close of business on the tenth (10) business day after the commencement of such Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act, (v) informing any Person of the existence of the provisions contained in this Section 5.3, (vi) making any disclosure to the stockholders of the Company (including regarding the business, financial condition or results of operations of the Company) that the Company Board has determined to make in good faith, it being understood that any such statement or disclosure made by the Company Board must be subject to the terms and conditions of this Agreement or (vii) making a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto.

5.4 Company Board Recommendation.

(a) During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) withdraw or qualify (or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw or qualify (or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation, (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal or (C) fail to include the Company Board Recommendation in the Schedule 14D-9 (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement).

(b) Notwithstanding anything to the contrary contained in Section 5.4(a) or elsewhere in this Agreement, at any time prior to the Offer Acceptance Time:

(i) In the event that (x) if the Company has received a bona fide written Acquisition Proposal from any Person that has not been withdrawn and did not result from a material breach of Section 5.3(b) and (y) after consultation with the Company’s financial advisors and outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Proposal, the Company Board may (A) make a Company Adverse Change Recommendation or (B) authorize the Company to terminate this Agreement pursuant to Section 7.1(e) to enter into a Company Acquisition Agreement with respect to such Superior Proposal, in the case of each of clauses (A) and (B) if and only if: (1) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so in the manner contemplated by this Section 5.4(b) would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Laws; (2) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(e) at least five (5) business days prior to making any such Company Adverse Change Recommendation or effecting such termination (a “Determination Notice”) (which notice, or the public disclosure thereof, shall not constitute a Company Adverse Change Recommendation); and (3) (x) the Company shall have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal, in accordance with Section 5.3(d), (y) the Company shall have given Parent four (4) business days (the “Match Period”) after delivery of the Determination Notice to propose revisions to the terms of this Agreement or make other proposals so that such Acquisition Proposal would cease to constitute a Superior Proposal and shall have made itself and its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) during the Match Period with respect to such proposed revisions or other proposal, if any, and (z) after considering the terms of this Agreement and any binding written proposals (which continue to remain able to be accepted by the Company) made by Parent, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period, the Company Board shall have determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(e) would be inconsistent with the fiduciary duties of the Company Board under applicable Laws. The issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) under the Exchange Act shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.4. The provisions of this Section 5.4(b)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the Match Period shall be deemed to be two (2) business days; and

(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so in the manner contemplated by this Section 5.4(b) would be reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Laws; (B) the Company shall have given Parent a Determination Notice at least four (4) business days prior to making any such Company Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail and which notice, or the public disclosure thereof, shall not constitute a Company Adverse Change Recommendation); and (C) (1) the Company shall have given Parent three (3) business days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to do so) during such three business day period with respect to such proposed revisions or make other proposals such that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, if any, and (2) after considering the terms of this Agreement and any binding written proposals made by Parent, if any, prior to 11:59 p.m. Eastern Time on the fourth (4th) business day following delivery of the Determination Notice, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would still reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Laws. For the avoidance of doubt, the provisions of this Section 5.4(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance, and require a new Determination Notice, except that the references to four (4) business days shall be deemed to be two (2) business days.

5.5 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the conditions to the Closing and consummate and make effective the Transactions as soon as reasonably practicable and in any event prior to the Termination Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary Consents from third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and (iv) defending or contesting in good faith any Legal Proceeding brought by a third party that would prevent, materially impair or materially delay the consummation of the Transactions. Notwithstanding anything to the contrary herein, no Party hereto shall be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any liability that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Body) under any Contract.

(b) Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than fifteen (15) business days after the date hereof (or such later date as may be agreed in writing between antitrust counsel for each Party), make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; and (ii) promptly, but in no event later than fifteen (15) business days after the Agreement Date, make all other filings, notifications or other consents as may be required to be made or obtained by such Party under Antitrust and FDI Laws in those jurisdictions identified in Section 5.5(b) of the Company Disclosure Letter, which contains the list of the only jurisdictions where filing, notification, expiration or termination of a waiting period or consent or approval is a condition to Closing.

(c) Without limiting the generality of anything contained in this Section 5.5, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a Governmental Body or third party before a Governmental Body, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) promptly and regularly keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish to the other Party copies of documents, communications or materials provided to or received from any Governmental Body and promptly furnish to the other Party copies of documents (not including the Parties’ respective Notification and Report Forms filed under the HSR Act or any materials and documents provided therewith, including any “Transaction Related Documents” and “Plans and Reports” as those terms are used in the rules and regulations under the HSR Act) and material details of any oral communications in connection with any such request, inquiry, investigation, action or Legal Proceeding; provided that documents provided pursuant to this Section 5.5(c) may be (1) redacted as necessary to comply with contractual arrangements, to remove references to valuation of the Company or as necessary to preserve legal privilege and (2) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation or Legal Proceeding and (vii) except as may be prohibited by any Governmental Body or by any applicable Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party hereto shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation or Legal Proceeding. Each Party shall respond as promptly as practicable to requests for information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by substantially complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with the Transactions. Parent shall pay all filing fees under the HSR Act and other Antitrust and FDI Laws. Notwithstanding anything in this Agreement to the contrary, subject to its undertakings in this Section 5.5, Parent shall consult with the Company in good faith (and consider in good faith the Company’s reasonable input) with respect to ultimate strategy for securing approvals, and expiration of relevant waiting periods under applicable Law, including Antitrust and FDI Laws (which, for the avoidance of doubt, shall include any decision to enter into any timing agreement, stop the clock, stay, toll or extend, any applicable waiting period, or pull and refile under the HSR Act or any other applicable Antitrust or FDI Laws, or agree with any Governmental Body not to consummate the Transactions for any period of time (each, a “Timing Commitment”)), and resolving or defending against any Legal Proceeding brought or threatened to be brought by any Governmental Body under any applicable Law, including Antitrust and FDI Laws; provided that in the event of disagreement between the Parties after good faith consultation, the final determination on such strategy shall be made by Parent; provided, further that in no event shall Parent agree to any Timing Commitment that would extend the timing for the consummation of the Offer and the Merger beyond the then-applicable End Date without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

(d) In furtherance and not in limitation of this Section 5.5, Parent agrees to promptly take, and cause its controlled Affiliates to take, any and all actions reasonably necessary to cause the prompt expiration or termination of any applicable waiting period, obtain any consent, permit, authorization, waiver or clearance under the HSR Act or other Antitrust and FDI Laws, resolve objections, if any, of the FTC, DOJ, or any other Governmental Bodies with respect to the Transactions under the HSR Act or other Antitrust and FDI Laws, avoid the commencement of a Legal Proceeding by the FTC, the DOJ or other Governmental Bodies, and avoid the entry of, effect the dissolution of, or to eliminate, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Offer Acceptance Time beyond the Expiration Date, and to otherwise as promptly as reasonably practicable take all actions to resolve any objections and take all actions requested or required by any Governmental Body under applicable Antitrust and FDI Laws, including (i) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, intellectual property, product lines, service lines, or businesses of the Company and its Affiliates, (ii) terminating existing relationships, contractual rights or obligations of the Company and its Affiliates, (iii) terminating any venture or other arrangement of the Company and its Affiliates, (iv) creating any relationship, contractual rights or obligations of the Company and its Affiliates, (v) effectuating any other change or restructuring of the Company and its Affiliates and (vi) otherwise taking or committing to take any actions with respect to the businesses, product lines, assets, contractual rights, intellectual property, product lines, or service lines of the Company and its Affiliates (each, a “Remedial Action”). The Parties shall oppose and defend through litigation or another Legal Proceeding on the merits any claim asserted in court or another venue by any Person, including any Governmental Body, under Antitrust and FDI Laws in order to avoid entry of, or to promptly have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing; provided that such litigation in no way limits the obligation of Parent and Purchaser to promptly take all actions and steps to eliminate each and every impediment identified herein. Notwithstanding anything to the contrary contained in this Section 5.5 or elsewhere in this Agreement, none of Parent, the Company or any of their respective Affiliates shall be required to propose, execute, carry out or agree or submit to any Remedial Action that (x) is not conditioned on the consummation of the Merger or (y) would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Acquired Companies (taken as a whole) or Parent and its Subsidiaries (taken as a whole) (assuming solely for this purpose that Parent and its Subsidiaries are the size of the Acquired Companies (taken as a whole)) (each, a “Burdensome Condition”). For the avoidance of doubt, notwithstanding the foregoing or anything to the contrary contained in this Agreement, under no circumstances will Parent or its Affiliates be required to take any action under this Section 5.5 in connection with obtaining any consent, permit, authorization, waiver or clearance under the HSR Act or other Antitrust and FDI Laws with respect to their respective assets, businesses, relationships, contractual rights, obligations or arrangements.

(e) Parent agrees that it shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, licensing, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction or take any other action, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation, license or purchase or other transaction or action would reasonably be expected to materially delay, impede or prevent the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement (a “Regulatory Burden”).

5.6 Company Stock Awards

(a) Prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Stock Awards are outstanding or otherwise) to (i) give effect to the treatment of Company Stock Awards contemplated by Section 2.8, and (ii) terminate each Company Equity Plan in accordance with its terms effective as of and contingent upon the Effective Time (clauses (i) and (ii) collectively, the “Equity Actions”). Prior to the Effective Time, the Company shall provide Parent with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior reasonable review and comment by Parent, which comments the Company shall consider in good faith) evidencing the Equity Actions.

(b) Prior to the Effective Time, the Company shall take all actions necessary or required under the ESPP and applicable Laws to, contingent on the Effective Time, terminate the Company’s Employee Stock Purchase Plan and all outstanding rights thereunder as of the day immediately prior to the Effective Time (the “ESPP Termination”). The offering or purchase period under the ESPP that would be in effect as of the Effective Time (the “Final Offering Period”) shall terminate no later than the day immediately prior to the Effective Time, and the Company shall cause the exercise date applicable to the Final Offering Period to accelerate and occur on the termination date of the ESPP with respect to any then-outstanding purchase rights. Notwithstanding anything in this Agreement to the contrary, the Company shall take all actions necessary or required under the ESPP and applicable Laws to ensure that (i) following the date of this Agreement, (x) except for any offering period in existence under the ESPP on the Agreement Date, no new offering period shall be commenced on or after the Agreement Date, (y) no new participants may commence participation in the ESPP and (z) no current participant in the ESPP may increase his or her rate of contribution under the ESPP and (ii) if the Closing shall occur prior to the end of any offering period in existence under the ESPP on the Agreement Date, cause any such offering period (and purchase period thereunder) then underway under the ESPP to be shortened, with the New Purchase Date (as defined in the ESPP) occurring no later than the last business day prior to the Effective Time and each such shortened offering period and purchase period treated as a fully effective and completed offering period and purchase period for all purposes under the ESPP and all amounts allocated to each participant’s account under the ESPP at the end of the Final Offering Period shall thereupon be used to purchase whole Shares under the terms of the ESPP for such offering period, which Shares shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.5 following the purchase of the Shares and the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 5.6(b). Prior to the Effective Time, the Company shall provide Parent with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior reasonable review and comment by Parent, which comments the Company shall consider in good faith) evidencing the ESPP Termination.

(c) The Parties hereby acknowledge and agree that the Offer, if consummated pursuant to the terms of this Agreement, constitutes a “Change in Control” for the purposes of the Company Equity Plans containing a “Change in Control” or other similar provision.

5.7 Employee Benefits. During the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (or, if earlier, until the date of termination of employment of the applicable Continuing Employee), Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) (each, a “Continuing Employee”) during such period: (i) a base salary (or base wages, as the case may be) and target annual cash incentive opportunities (expressed as a percentage of base salary), which is no less favorable than the base salary (or base wages, as the case may be) and target cash annual incentive opportunities provided to such Continuing Employee immediately prior to the Effective Time; (ii) health, welfare and retirement benefits (excluding any post-employment health and welfare benefits and defined benefit pension plans) that are no less favorable in the aggregate to the health, welfare and retirement benefits (excluding any post-employment health and welfare benefits and defined benefit pension plans) provided to such Continuing Employee immediately prior to the Effective Time; and (iii) severance pay and benefits that are no less favorable than the severance pay and benefits provided to such Continuing Employee immediately prior to the Effective Time as set forth in Section 5.7 of the Company Disclosure Letter. Without limiting the foregoing:

(a) Each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels (including levels of benefits under Parent’s and/or the Surviving Corporation’s vacation policy) and eligibility for vesting under Parent and/or the Surviving Corporation’s health and welfare benefit plans and arrangements in which such Continuing Employee is eligible to participate following the Effective Time, with respect to his or her length of service with the Company (and its predecessors) prior to the Effective Time to the same extent such service credit was taken into account under the corresponding Employee Plan in which such Continuing Employee participated immediately prior to Effective Time, provided that the foregoing shall not result in the duplication of benefits or to benefit accrual under any pension plan.

(b) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.

(c) For purposes of any health or welfare benefit plan of Parent and/or the Surviving Corporation in which Continuing Employees are eligible to participate, Parent shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods did not apply under the corresponding Employee Plan in which such employees participated prior to the Effective Time and (ii) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid prior to the Effective Time with the Company (and its predecessors) under applicable Employee Plans for the plan year in which the Effective Time occurs to the same extent that such service and amounts paid was recognized prior to the Effective Time under the corresponding Employee Plan of the Company.

(d) If annual bonuses in respect of the Company’s 2025 fiscal year have not been paid prior to the Closing Date, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, pay each Continuing Employee a 2025 annual bonus in an amount equal to the annual bonus to which such Continuing Employee would be entitled based on the Company’s actual performance under the applicable bonus arrangements of the Company in effect as of the Agreement Date, with such bonus payments to be made no later than the second payroll date following the Closing Date.

(e) Upon the request of Parent in writing at least ten (10) Business Days prior to the Closing Date, effective as of the day immediately preceding the Closing and contingent upon the Closing, the Company shall (i) take any and all necessary actions to terminate any Employee Plans that are intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Company 401(k) Plans”), (ii) provide Parent with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior reasonable review and comment by Parent, which comments shall be considered by the Company in good faith) evidencing that any such plans will be terminated effective as of no later than the day immediately preceding the Closing and (iii) prior to and conditioned upon termination of any such plans, authorize through corporate resolution any and all necessary amendments to the plan documents to effect such terminations, fully vest affected participants, and comply with all requirements of applicable Law as of the effective date of such terminations; provided, that, the Company shall not take any further steps to effect any such plan terminations prior to the Closing.

(f) If Parent requests that the Company terminate the Company 401(k) Plan, Parent shall, or shall cause its Affiliates to, have in effect one or more defined contribution plans that qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (collectively, the “Parent 401(k) Plan”) that shall, as of the Closing Date, permit participation for the Continuing Employees, credit all service that was credited under the Company 401(k) Plan for purposes of the eligibility, vesting and match eligibility requirements of the Parent 401(k) Plan, provide for tax-deferred contributions pursuant to Section 401(k) of the Code and for the 90-day period following the Closing Date, accept elective direct rollovers of the Continuing Employees’ accounts (including any loans) under the Company 401(k) Plan.

(g) Prior to making any written or broad-based oral communications to any current or former Company Associate pertaining to compensation or benefit matters described in this Agreement or to compensation or benefits that will be provided by Parent or an Affiliate thereof following Closing (in each case other than (i) communications that are consistent in all material respects with information previously publicly released by the Parties or (ii) communications previously reviewed by Parent pursuant to this

Section 5.7(g) that are provided to the same group of Company Associates as the prior communication), the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

(h) The provisions of this Section 5.7 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 5.7 is intended to, or shall, constitute the establishment or adoption of or an amendment to any Employee Plan or employee benefit plan for purposes of ERISA or otherwise nor limit or prohibit Parent or the Surviving Corporation from adopting, modifying, amending or terminating any Employee Plan or employee benefit plan and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any director, employee or service provider of the Company any right to continue in the employ or service of the Surviving Corporation, Parent or any subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any subsidiary or affiliate thereof to discharge or terminate the services of any director, employee or individual service provider of the Company at any time for any reason whatsoever, with or without cause.

5.8 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are directors or officers of the Company as of the Agreement Date or have been directors or officers of the Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company (as in effect as of the Agreement Date) and as provided in the written indemnification agreements between the Company and said Indemnified Persons in effect as of the Agreement Date and made available by the Company to Parent or Parent’s Representatives prior to the Agreement Date, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware or other applicable Laws for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 5.8(a) and the rights provided under this Section 5.8(a) until disposition of such claim.

(b) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation (together with their respective successors and assigns, the “Indemnifying Parties”), to the fullest extent permitted under applicable Laws, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Laws, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 5.8(b) within 15 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 5.8(b).

(c) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain, in effect, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the Agreement Date (an accurate and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the Agreement Date) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy (or at or prior to the Effective Time, Parent or the Company may (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned)) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 5.8(c); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.8.

(e) The provisions of this Section 5.8 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Law, this Section 5.8 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

5.9 Securityholder Litigation. The Company shall promptly notify Parent of any securityholder litigation brought against the Company and/or members of the Company Board or the Company’s officers (in their respective capacities as such) relating to the Transactions (“Transaction Litigation”). The Company shall control any Legal Proceeding brought by stockholders of the Company against the Company and/or its directors relating to the Transactions; provided that the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such Transaction Litigation, and the right to consult on the settlement with respect to such Transaction Litigation, and the Company shall in good faith take such comments into account. No such settlement shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

5.10 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by, and whose form and content shall be agreed to by, the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement), in each case, with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement (including to media, analysts, stockholders of the Company, investors or those attending industry conferences) and make internal announcements to its employees and contractors, and the Company Associates and make disclosures in Company SEC Documents, in each case, so long as such statements are consistent with previous press releases, public disclosures or public statements; (b) a Party may, without the prior consent of the other Party, but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any applicable Law; (c) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or that relates to any Acquisition Proposal or Company Adverse Change Recommendation and any related matters and (d) no consultation or consent of the other Party shall be required with respect to any dispute between the Parties related to this Agreement or the Transactions.

5.11 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

5.12 Notice of Developments. The Company shall give prompt notice to Parent (and shall subsequently keep Parent informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the End Date. Parent shall give prompt notice to the Company (and shall subsequently keep the Company informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 not being able to be satisfied prior to the End Date. The failure of the Company or Parent to deliver any notice required by this Section 5.12 shall not give rise to the failure of any condition to the consummation of the Offer or the Merger or give rise to any termination rights under Section 7.

5.13 Section 16 Matters. The Company, and the Company Board (or committee thereof), shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.14 Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Laws, the Compensation Committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the Agreement Date pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

5.15 Purchaser Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Purchaser, a written consent adopting this Agreement.

5.16 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

5.17 Convertible Notes; Capped Calls.

(a) Notwithstanding anything to the contrary in this Agreement, at or prior to the Effective Time, the Company shall use reasonable best efforts to (i) take all actions necessary in accordance with the terms of the Convertible Notes Indentures, including the giving of any notices that may be required in connection with any repurchases or conversions of Convertible Notes occurring as a result of the Merger and the other Transactions contemplated by this Agreement constituting a “Fundamental Change” or “Make-Whole Fundamental Change” as such terms are defined in the Convertible Notes Indentures, (ii) prepare any supplemental indentures required in connection with the Merger and the other Transactions and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Parent, and (iii) deliver any opinions of counsel required to be delivered at or prior to the Effective Time and any officer’s certificates or other documents or instruments, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indentures in connection with the Merger and the Transactions; provided that opinions of counsel required by the Convertible Notes Indentures, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indentures in connection with the Merger and the Transactions shall be delivered by Parent and its counsel to the extent required to be delivered after the Effective Time, and may take any actions as may be permitted or contemplated under the terms of the Convertible Notes Indentures, including electing any “Settlement Method” (as defined in the Convertible Notes Indentures) for and settling any conversion of any Convertible Notes.

(b) The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required to be delivered pursuant to or in connection with any Convertible Notes or the Convertible Notes Indentures prior to the dissemination or making thereof, and the Company shall respond as promptly as reasonably practicable to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to the dissemination or making thereof.

(c) Prior to the Effective Time, the Company shall not amend or modify in any material respect, or voluntarily waive or release any material rights under, any Convertible Notes Indenture without the prior written consent of the Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) The Company agrees to use its reasonable best efforts to (i) cooperate with Parent to enter into arrangements with the Capped Call Counterparties to cause the Capped Call Transactions to be exercised, settled, cancelled, unwound, or otherwise terminated as of the Closing Date, and to enter into any documentation required to effect such termination, it being understood that the settlement of any amounts payable thereunder shall be subject to the mutual agreement of the Parent, the Company and the terms of the respective Capped Call Documentation and (ii) not amend, modify, transfer or terminate any Capped Call Transactions without the written consent of Parent (it being understood, for the avoidance of doubt, that such limitations shall not apply to any modification, adjustment or termination made unilaterally by any counterparty to a Capped Call Transaction pursuant to the terms of the applicable Capped Call Documentation or conditioned on termination or abandonment of this Agreement). The Company hereby grants permission to Parent and its Representatives to, at any time during the period from the date hereof to, and including, the Effective Time, initiate and engage in discussions and negotiations with each counterparty to any Capped Call Transaction regarding the settlement of such Capped Call Transaction at or promptly following the Effective Time and the terms of such settlement, provided that the Company and its counsel will have a right to participate in such discussions and negotiations. The Company shall as promptly as reasonably practicable provide Parent with any notices or other written communication received from any Capped Call Counterparty with respect to the Capped Call Transactions.

(e) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause their respective representatives to cooperate with Parent in connection with the fulfillment of the Company’s obligations under the terms of the Convertible Notes and the Convertible Notes Indenture at any time during the period from the date hereof to, and including, the Effective Time, as reasonably requested by Parent; provided that the Company shall not be required to incur any unreimbursed expense in connection with such cooperation or take any action that is not conditioned upon the Closing.

SECTION 6. CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 No Restraints. There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any applicable Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly prohibits, or makes illegal the consummation of the Merger be in effect; provided, however, that no Party shall be permitted to assert the failure of this condition if the failure of this condition is attributable to a failure of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party.

6.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not validly withdrawn; provided, however, that neither Purchaser nor Parent shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Purchaser fails to acquire any Shares validly tendered and not properly withdrawn pursuant to the Offer.

SECTION 7. TERMINATION

7.1 Termination. This Agreement may be terminated prior to the Effective Time (such date of termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the issuance of such final and nonappealable order, decree, ruling or other action is attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(c) by Parent at any time prior to the Offer Acceptance Time, if the Company Board (or a committee thereof) makes and has not withdrawn a Company Adverse Change Recommendation;

(d) by either Parent or the Company if the Offer Acceptance Time shall not have occurred on or prior to 5:00 p.m. Eastern Time on June 23, 2026 (such date as it may be amended by mutual written consent of Parent and the Company or as such date may be extended pursuant to this Section 7.1(d), the “End Date”); provided that the End Date may be extended by either Parent or the Company upon written notice to the other Party prior to the initial End Date until September 21, 2026 if any of the Regulatory Conditions are still outstanding as of the initial End Date; provided, further, that the End Date may be further extended by either Parent or the Company upon written notice to the other Party prior to such extended End Date until December 20, 2026 if any of the Regulatory Conditions are still outstanding as of such extended End Date; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure of the Offer Acceptance Time to occur prior to the End Date is attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(e) by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Proposal and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”) in accordance with the requirements of Section 5.3 and Section 5.4(b)(i) with respect to such Superior Proposal and concurrently pays, or causes to be paid, the Termination Fee in accordance with Section 7.3(b)(i);

(f) by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the condition set forth in clause “(b)” or “(c)” of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured, shall not have commenced to have been cured within 30 days of the date Parent gives the Company notice of such breach or failure to perform; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g) by the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case if such breach or failure has had or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions and such breach or failure cannot be satisfied and cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured, shall not have commenced to have been cured within 30 days of the date the Company gives Parent notice of such breach or failure to perform; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(h) by the Company if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 1.1(a), other than to the extent resulting from a material breach by the Company of Section 1.2, or if Purchaser shall have failed to accept and pay for all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended) when required to do so in accordance with the terms of this Agreement.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given by the terminating Party to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates following any such termination; provided, however, that (a) the last sentence of Section 1.2(b), this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) notwithstanding the foregoing but subject to Section 7.3, nothing in this Agreement will relieve any Party from any liability for any Willful Breach of this Agreement arising prior to the valid termination of this Agreement or Fraud (which liability or damages to the extent owed to the Company or the stockholders of the Company shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions but shall include lost premium, and the Company shall have the exclusive right to seek damages on behalf of the Company and the stockholders of the Company based on loss of the economic benefit of the Transactions to the Company and the stockholders of the Company to the fullest extent provided by Section 261(a)(1) of the DGCL). Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 8.5(b) in lieu of terminating this Agreement pursuant to Section 7.1.

7.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(e);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c); or

(iii) (A) this Agreement is terminated pursuant to Section 7.1(d) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 7.1(d)) or Section 7.1(f), (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the Agreement Date (and shall not have publicly withdrawn such Acquisition Proposal) prior to (1) in the case of this Agreement being subsequently terminated pursuant to Section 7.1(d), the End Date or (2) in the case of this Agreement being subsequently terminated pursuant to Section 7.1(f), the time of the breach or failure to perform giving rise to such termination (unless publicly withdrawn prior to such termination) and (C) within twelve months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal, or consummated an Acquisition Proposal (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “80%”);

then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 7.3(b), the Company shall pay (or cause to be paid) to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 7.3(b)(i), on the date that the Specified Agreement is executed (or if the Specified Agreement is executed on a day that is not a business day, the next business day), (y) in the case of Section 7.3(b)(ii), within two business days after such termination or (z) in the case of Section 7.3(b)(iii), within two business days after the entry into the definitive agreement with respect to the Acquisition Proposal referred to in subclause (iii)(C) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $77,849,503. In the event that Parent or its designee shall receive full payment pursuant to this Section 7.3(b), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective former, current or future officers, directors, partners, stockholders, equityholders, managers, members or Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3(b) shall limit the rights of Parent or Purchaser under Section 8.5(b) or in the case of the Company’s Fraud or Willful Breach.

(c) In the event that (i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b) (to the extent the applicable order, decree, ruling or other action underlying such termination arises under the HSR Act or any other Antitrust or FDI Law); or (ii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(d), (B) at the time of such termination, the condition set forth in Section 6.1 (as it relates to any Antitrust or FDI Law) or the Offer Condition set forth in clause (e) of Annex I and the Regulatory Condition (as such condition relates to the HSR Act and any other Antitrust or FDI Laws) have not been satisfied and (C) all of the other Offer Conditions (other than the Offer Conditions that are by their nature to be satisfied at the Offer Acceptance Time) have been satisfied or waived; then in the case of each of the foregoing clauses (i) and (ii), Parent will promptly pay or cause to be paid to the Company a cash amount equal to $116,774,254 (the “Reverse Termination Fee”), in cash, but in no event later than two (2) business days after such termination. In the event that the Company or its designee shall receive full payment pursuant to this Section 7.3(c) and Section 7.3(d), the receipt of the Reverse Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by any Company Related Party or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company Related Parties or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3(c) or Section 7.3(d) shall limit the rights of the Company under Section 8.5(b) or in the case of Parent’s or any of its Affiliates’ Fraud or Willful Breach.

(d) Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 7.3(b) and any payments pursuant to Section 7.3(e) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, equityholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Any payments pursuant to Section 7.3(e) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, however, that nothing in this Section 7.3(d) shall limit the rights of Parent or Purchaser under Section 8.5(b) or in the case of the Company’s Fraud or Willful Breach.

(e) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent or the Company, as applicable, commences a Legal Proceeding which results in a judgment against the other Party, the non-prevailing Party shall pay the other Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

SECTION 8. MISCELLANEOUS PROVISIONS

8.1 Amendment. Prior to the Offer Acceptance Time, subject to Section 5.8(e), this Agreement may be amended by an instrument in writing signed on behalf of each of the Parties.

8.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3 No Survival of Representations, Warranties or Covenants. None of the representations and warranties or covenants contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger, except for those covenants that expressly by their terms survive the Effective Time, this Section 8 and any applicable defined terms in Exhibit A.

8.4 Entire Agreement; Counterparts. This Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; and provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

8.5 Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement and all disputes, actions or Legal Proceedings (whether based on contract, tort or otherwise) based on, arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. Subject to Section 8.5(c), in any action or Legal Proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 8.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.8. The Parties agree that a final judgment in any such action or Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, at law or in equity, (ii) the provisions set forth in Section 7.3: (x) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement; and (y) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMISSIBLE UNDER THE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

8.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Purchaser may assign this Agreement to any of their Affiliates without consent (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement); provided that no such assignment or pledge permitted pursuant to this Section 8.6 shall relieve Parent or Purchaser of its obligations hereunder.

8.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Offer Acceptance Time occurs (A) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable and (B) the right of the holders of Company Stock Awards to receive the Option Consideration, RSU Consideration or PSU Consideration pursuant to Section 2.8; (ii) the provisions set forth in Section 5.8; (iii) subject to Section 7.2 and the last sentence of this Section 8.7, the right of the stockholders of the Company with respect to any damages (including damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the stockholders of the Company); and (iv) the limitations on liability of the Company Related Parties set forth in Section 7.3(c). Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (iii) of this Section 8.7 and the provisions of Section 7.2 with respect to the recovery of damages based on the losses suffered by the stockholders of the Company (including the loss of the economic benefit of the transactions contemplated by this Agreement to the stockholders of the Company) shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as agent for the stockholders of the Company, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Shares and subsequently be transferred therewith.

8.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission or (c) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that (i) in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties) and (ii) in the case of an email transmission, no “bounce back” or similar message of non-delivery is received with respect thereto:

if to Parent or Purchaser (or following the Effective Time, the Company):

SANOFI

46, avenue de la Grande-Armée

75017 Paris – France

Attention: [****]

Email: [****]

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello; Sachin Kohli

Email: michael.aiello@weil.com; sachin.kohli@weil.com

if to the Company (prior to the Effective Time):

Dynavax Technologies Corporation

2100 Powell Street, Suite 720

Emeryville, CA 94608

Attention: [****]

Email: [****]

with a copy to (which shall not constitute notice):

Cooley LLP

Attn: Barbara L. Borden; Bill Roegge; Steve Przesmicki

10265 Science Center Drive

San Diego, CA 92121

Email: bborden@cooley.com; broegge@cooley.com; przes@cooley.com

8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.10 Obligation of Parent. Parent shall ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

8.11 Transfer Taxes. Except as expressly provided in Section 2.6(b), (i) if any payment pursuant to the Offer or the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition to such payment that (a) such Certificate or Book-Entry Share so surrendered must be properly endorsed or must otherwise be in proper form and (b) the Person presenting such Certificate or Book-Entry Share to the Paying Agent for payment must pay to the Paying Agent any Transfer Taxes or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or must establish to the satisfaction of the Paying Agent that such Tax has been paid or is not required to be paid and (ii) except as expressly provided in clause (i), all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent and Purchaser when due.

8.12 Company Disclosure Letter. The disclosures set forth in any particular part or subpart of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties or covenants of the Company that are set forth in the corresponding section or subsection of this Agreement; and (b) any other representations and warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties or covenants is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Letteras an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Letters shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

8.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, and the term “or” is not exclusive.

(d) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(e) When used herein, the phrase “ordinary course of business” shall mean the ordinary course of business consistent with past practice.

(f) Except as otherwise specified, (i) references to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(g) References to “$” and “dollars” are to the currency of the United States of America.

(h) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(i) The phrases “made available” and “delivered,” when used in reference to anything made available to Parent, Purchaser or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to include (i) uploading anything in the virtual data room made available in connection with the Transactions (the “Data Room”), (ii) actually delivering (whether by physical or electronic delivery) anything, and (iii) publicly having made available anything in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(j) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DYNAVAX TECHNOLOGIES CORPORATION

By:	/s/ Ryan Spencer
Name:	Ryan Spencer
Title:	Chief Executive Officer

SANOFI

By:	/s/ Loic Gonnet
Name:	Loic Gonnet
Title:	Head of M&A

SAMBA MERGER SUB, INC.

By:	/s/ François-Xavier Dazogbo
Name:	François-Xavier Dazogbo
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“2026 Convertible Notes” means the 2.50% Convertible Senior Notes due 2026 issued pursuant to the 2026 Convertible Notes Indenture.

“2030 Convertible Notes” means the 2.00% Convertible Senior Notes due 2030 issued pursuant to the 2030 Convertible Notes Indenture.

“2026 Convertible Notes Indenture” means the indenture dated as of May 13, 2021, by and between the Company and U.S. Bank Trust Company, National Association (as successor in merger to U.S. Bank, National Association), as trustee.

“2030 Convertible Notes Indenture” means the indenture dated as of March 13, 2025, by and between the Company and U.S. Bank Trust Company, National Association, as trustee.

“Acceptable Confidentiality Agreement” is defined in Section 5.3(a).

“Acquired Companies” is defined in Section 3.1(b).

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition or exclusive license of or partnership, collaboration or revenue sharing arrangement with respect to, assets of the Company equal to 20% or more of the fair market value of the Company’s assets or to which 20% or more of the Company’s revenues or earnings are attributable, (B) issuance or acquisition of 20% or more of the outstanding Shares (on an as converted to common basis), (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares (on an as converted to common basis) or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares (on an as converted to common basis) or 20% or more of the aggregate voting power of the Company, the surviving entity or the resulting direct or indirect parent of the Company or the surviving entity, in each case other than the Transactions.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Agreement Date” is defined in the introductory paragraph to this Agreement.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act of 2010, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust and FDI Laws” shall collectively mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state Law and other applicable Laws

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and regulations (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization or abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly (the “Antitrust Laws”) and all Laws and orders issued by a Governmental Body relating to foreign investment or national security (the “FDI Laws”).

“Balance Sheet” is defined in Section 3.6.

“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York and Paris, France are authorized or required by Law to be closed.

“Capped Call Counterparties” means each of Bank of Montreal, Goldman Sachs & Co. LLC, Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, and Nomura Global Financial Products Inc.

“Capped Call Documentation” means the letter agreements related to call options on the shares of Company Common Stock, dated as of May 10, 2021 by and between the Company and each Capped Call Counterparty, together with any related side letters or other ancillary documents (as may be amended, restated or otherwise modified from time to time).

“Capped Call Transactions” means the transactions contemplated by the Capped Call Documentation.

“Certificates” is defined in Section 2.6(b).

“Change in Circumstance” shall mean any event, occurrence, fact, development or change in circumstances that materially affects the business, assets or operations of the Company (other than any event, occurrence, fact or change primarily resulting from a material breach of this Agreement by the Company) that was neither known to the Company Board nor reasonably foreseeable as of or prior to the Agreement Date, which event, occurrence, fact or change becomes known to the Company Board prior to the Offer Acceptance Time, other than (i) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute a Change in Circumstances), (ii) any Acquisition Proposal or (iii) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute a Change in Circumstances).

“Closing” is defined in Section 2.3(a).

“Closing Date” is defined in Section 2.3(a).

“Code” shall mean the Internal Revenue Code of 1986.

“Company” is defined in the preamble to this Agreement.

“Company Adverse Change Recommendation” is defined in Section 5.4(a).

“Company Associate” shall mean each officer, employee, individual independent contractor, consultant or director of or to any of the Acquired Companies.

“Company Board” is defined in Recital C.

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“Company Board Recommendation” is defined in Recital C.

“Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

“Company Contract” shall mean any Contract to which the Company is a party.

“Company Disclosure Documents” is defined in Section 3.4(g).

“Company Disclosure Letter” is defined in Section 3.

“Company Equity Plans” shall mean the Company’s 2011 Equity Incentive Plan, 2018 Equity Incentive Plan, 2017 Inducement Award Plan and 2021 Inducement Award Plan, in each case as amended.

“Company Exclusively Licensed IP” shall mean all Intellectual Property Rights exclusively licensed or purported to be exclusively licensed to any of the Acquired Companies.

“Company IP” shall mean Company Owned IP and Company Exclusively Licensed IP.

“Company Lease” shall mean any Company Contract pursuant to which the Company leases, subleases or sub-subleases Leased Real Property from another Person.

“Company Owned IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by any of the Acquired Companies.

“Company Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company.

“Company Registrations” is defined in Section 3.8(a).

“Company Stock Awards” shall mean all Options, RSUs and PSUs.

“Company Systems” shall mean the computer systems, servers, hardware, software, websites, networks, servers, workstations, and all other physical or virtual information technology equipment owned or used by or on behalf of the Acquired Companies.

“Confidentiality Agreement” is defined in Section 5.1.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Continuing Employee” is defined in Section 5.7.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

“Converted PSU” is defined in Section 2.8(f).

“Converted RSU” is defined in Section 2.8(d).

“Converted RSU Cash Consideration” is defined in Section 2.8(d).

“Converted Stock Award” means a Converted Stock Option, a Converted RSU, or a Converted PSU.

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“Converted Stock Option” is defined in Section 2.8(b).

“Convertible Notes” means the 2026 Convertible Notes and the 2030 Convertible Notes.

“Convertible Notes Indentures” means the 2026 Convertible Notes Indenture and 2030 Convertible Notes Indenture.

“CpG 1018 Adjuvant” shall mean the proprietary toll-like receptor 9 (TLR9) agonist CpG 1018® adjuvant.

“Data Room” is defined in Section 8.13(i).

“Data Security Requirements” shall mean, to the extent governing or otherwise related to the Processing of any Personal Information, all applicable (i) Laws (including HIPAA and the EU General Data Protection Regulation), legal requirements and binding guidelines and standards, (ii) policies (including privacy policies), programs and notices of the Acquired Companies, and (iii) contractual requirements to which any of the Acquired Companies is a party.

“Depository Agent” is defined in Section 2.6(a).

“Determination Notice” is defined in Section 5.4(b)(i).

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” is defined in Section 2.7.

“DOJ” shall mean the U.S. Department of Justice.

“Effective Time” is defined in Section 2.3(b).

“Employee Plan” shall mean each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any compensation, employment, salary, bonus, vacation, deferred compensation, change in control, transaction, retention, employee loan, tax gross-up, incentive compensation, stock purchase, stock option, equity or equity-based, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, material fringe benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan, or arrangement, in each case, whether written or unwritten, funded or unfunded, that is sponsored, maintained, contributed to or required to be contributed to by the Acquired Companies for the benefit of any current or former Company Associates or with respect to which any of the Acquired Companies has any liability (excluding any plan or program sponsored and maintained solely by a Governmental Body).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” is defined in Section 7.1(d).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

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“Environmental Law” shall mean any federal, state, local or foreign Law relating to pollution or protection of human health, worker health and safety, the environment (including ambient air, surface water, ground water, land surface or subsurface strata), or natural resources, including any law or regulation relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ESPP” means the Company’s Amended and Restated 2014 Employee Stock Purchase Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Shares” shall mean any Shares held by the Company (or held in the Company’s treasury), Parent, Purchaser or any of their respective wholly owned Subsidiaries and any Dissenting Shares.

“Expiration Date” is defined in Section 1.1(c).

“Extension Deadline” is defined in Section 1.1(c).

“FDA” shall mean the U.S. Food and Drug Administration or any successor agency.

“Fraud” shall mean actual and intentional fraud under the laws of the State of Delaware by a party to this Agreement in any representation or warranty of such party in this Agreement; provided, under no circumstances shall “Fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, or other fraud or torts to the extent such other fraud or torts are based on recklessness or negligence.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” is defined in Section 3.4(b).

“GMP Regulations” means the applicable Laws for current Good Manufacturing Practices promulgated by the FDA under the FDCA or PHS Act, the European Commissions or the European Medicines Agency under the European Union guidelines to Good Manufacturing Practice for medicinal products and any other applicable Governmental Body in each jurisdiction where the Company or a third party acting on its behalf is undertaking a clinical trial or any manufacturing activities as of or prior to the Effective Time.

“Government Contract” means any contract, subcontract, grant, purchase order, task order, multi-award schedule, or basic ordering agreement in which the counterparty or ultimate funding source is a Governmental Body.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal (whether public or private); or (d) multinational or supranational body exercising legislative, judicial, administrative, arbitrative or regulatory powers.

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“Hazardous Materials” shall mean any waste, material, chemical, or substance (or combination thereof) that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste, and per- and polyfluoroalkyl substances.

“HEPLISAV-B®” shall mean the proprietary product known as HEPLISAV-B Hepatitis B Vaccine (Recombinant), Adjuvanted.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-bound License” is defined in Section 3.8(d).

“Indebtedness” shall mean (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases) or (d) any guaranty of any such obligations described in clauses “(a)” through “(c)” of any Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

“Indemnified Persons” is defined in Section 5.8(a).

“Indemnifying Parties” is defined in Section 5.8(b).

“Intellectual Property Rights” shall mean all intellectual property and associated rights, past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world, including: (a) rights associated with works of authorship (whether or not copyrightable), including exclusive exploitation rights, copyrights, moral rights, software, data, databases and database rights, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques, formulations, compositions of matter and other forms of technology; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisionals, or reissues of, reexaminations, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“Involuntary Termination” means, with respect to any Converted Stock Award, a termination of service with Parent or any of its Affiliates without Cause (as defined in the Company’s 2018 Equity Incentive Plan), including due to death.

“IRS” shall mean the Internal Revenue Service.

“knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry. With respect to matters involving Intellectual Property Rights, knowledge does not require that any of such Entity’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any

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intellectual property clearance searches, and no knowledge of any third party intellectual property that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers.

“Law” any federal, state, local, municipal, foreign, supranational or other law, act, Order, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

“Leased Real Property” is defined in Section 3.7(b).

“Legal Proceeding” shall mean any action, suit, charge, claim, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination, investigation or administrative enforcement proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Material Adverse Effect” shall mean any fact, event, occurrence, effect, change, development or circumstance (each, an “Effect”) that has had a material adverse effect on the business, financial condition or results of operations of the Acquired Companies (taken as a whole); provided, however, that none of the following, and no Effect arising out of, relating to or resulting from the following, shall be deemed in and of themselves, either alone or in combination, to be or constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (i) any Effect affecting any industries in which the Acquired Companies operate; (ii) economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States or any other country or region; (iii) any Effect arising directly or indirectly from or otherwise relating to changes in interest rates, inflation rates, tariffs or fluctuations in the value of any currency; (iv) any Effect in general regulatory, legislative or political conditions in the United States or any other country or region in the world; (v) any act of terrorism, war, civil unrest, national or international calamity, weather, earthquakes, hurricanes, tornados, natural disasters, climatic conditions, pandemic or epidemic or any other similar event (and any escalation or worsening of any of the foregoing); (vi) any change in, or any compliance with or action taken for the purpose of complying with, any Laws or GAAP, or interpretations of any Laws or GAAP; (vii) any change in the market price, credit rating or trading volume of the Company’s stock or other securities or any change affecting the ratings or the ratings outlook for the Company (provided that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (viii) any Effect arising out of or relating to the announcement, execution, pendency or performance of this Agreement and the Transactions, including (A) any action taken (or not taken) by the Acquired Companies that is required to be taken (or not taken) pursuant to this Agreement, or is consented to by Parent (including the failure of any Acquired Company to take any action which it is prohibited from taking under this Agreement if the Company seeks Parent’s consent to take such action and Parent fails to grant such consent), (B) any action taken by Parent or its Affiliates to obtain any Consent from any Governmental Body to the consummation of the Offer, the Merger and the other Transactions, and, in each case, the result of any such actions, (C) any claim or Legal Proceeding arising out of or related to this Agreement or the Transactions, (D) any change in customer, supplier, distributor, employee, financing source, stockholder, regulatory, partner or similar relationships of the Acquired Companies resulting therefrom or (E) any Effect that arises out of or relates to the identity of, or any facts or circumstances relating to, Parent or any of its Affiliates; (ix) any failure by the Company to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying factors contributing to any such failure shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (x) any Effect resulting or arising from Parent’s or Purchaser’s breach of this Agreement; (xi) any Effect arising from any requirements imposed by any Governmental Body as a condition to obtaining approval or expiration of any

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waiting period under the HSR Act or other Antitrust and FDI Laws with respect to the Transactions, including the Offer and the Merger; (xii) (A) regulatory, manufacturing or clinical Effects resulting directly or indirectly from any nonclinical or clinical studies sponsored by the Company or any competitor of the Company, results of meetings with the FDA or other Governmental Body (including any communications from any Governmental Body in connection with such meetings), or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to the Company’s or any competitor’s product candidates, (B) the determination by, or the delay of a determination by, the FDA or any other Governmental Body, or any panel or advisory body empowered or appointed thereby, with respect to the clinical hold, acceptance, filing, designation, approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance of any of the Company’s or any competitor’s product candidates, (C) FDA or other Governmental Body approval (or other clinical or regulatory developments), market entry or threatened market entry of any product competitive with or related to any of the Company’s products or product candidates, or any guidance, announcement or publication by the FDA or other Governmental Body relating to any product candidates of the Company or any competitor, or (D) any manufacturing or supply chain disruptions or delays in manufacturing validation affecting products or product candidates of the Company or developments relating to reimbursement, coverage or payor rules with respect to any product or product candidates of the Company or the pricing of products; provided, however that this clause (xii) shall not apply to any Effect to the extent such Effect results in HEPLISAV-B being withdrawn from the market in the United States, in which case such Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect; (xiii) the availability of or cost of equity, debt or other financing to Parent or Purchaser or (xiv) any matters disclosed in the Company Disclosure Letter and any Effect related thereto; provided, further that any Effect referred to in the foregoing clauses (i) through (vii) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Effect has a disproportionate adverse impact on the Acquired Companies (taken as a whole) as compared to other similarly situated participants in the industries in which the Acquired Companies operate (in which case any such incremental disproportionate adverse impact (and only such incremental materially disproportionate adverse impact) may be taken into account in determining whether there is, or would reasonably be expected to be a Material Adverse Effect).

“Material Contract” is defined in Section 3.10(a).

“Merger” is defined in Recital B.

“Merger Consideration” is defined in Section 2.5(a)(iv).

“Minimum Condition” is defined in Annex I.

“Nasdaq” shall mean the Nasdaq Global Select Market, or any successor inter-dealer quotation system operated by Nasdaq, Inc., or any successor thereto.

“Offer” is defined in Recital A.

“Offer Acceptance Time” is defined in Section 1.1(h).

“Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

“Offer Conditions” is defined in Section 1.1(b).

“Offer Documents” is defined in Section 1.1(e).

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“Offer Price” is defined in Recital A.

“Offer to Purchase” is defined in Section 1.1(b).

“Options” shall mean all outstanding options to purchase Shares granted by the Company pursuant to the Company Equity Plans, other than the Convertible Notes.

“Option Consideration” is defined in Section 2.8(a).

“Order” is defined in Section 3.21(b).

“Out-bound License” is defined in Section 3.8(d).

“Parent” is defined in the preamble to this Agreement.

“Parent Material Adverse Effect” shall mean any Effect that would individually or in the aggregate with any other Effects, prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Transactions prior to the End Date or perform their respective obligations under the Agreement or the other agreements executed in connection with the Transactions to which Parent or Purchaser is a Party.

“Parent Related Parties” is defined in Section 7.3(b).

“Parties” shall mean Parent, Purchaser and the Company.

“Paying Agent” is defined in Section 2.6(a).

“Paying Agent Agreement” is defined in Section 2.6(a).

“Payment Fund” is defined in Section 2.6(a).

“Permitted Encumbrance” shall mean (a) any Encumbrance that arises out of Taxes either not delinquent or the validity of which is being contested in good faith by appropriate proceedings, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any non-exclusive license of Intellectual Property Rights granted to service providers of the Company in the ordinary course of business, (d) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Company, (e) any In-Bound License and any Out-Bound License, in each case, as set forth on Section 3.8(d) of the Company Disclosure Letter, and (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use, utility or value of the applicable real property or otherwise materially impair the present business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall mean data or other information that is protected by or subject to any applicable Law pertaining to privacy or information security, in addition to any information or data that is

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defined as “personal information”, “personal data”, “personally identifiable information”, “protected health information” or any similar term under any applicable Law.

“Pre-Closing Period” is defined in Section 5.1.

“Process” shall mean any operation or set of operations that is performed on data or Company Systems, including access, collection, receipt, sharing, safeguarding, use, processing, securing, storage, transfer, disclosure, destruction, modification, or disposal.

“Product” shall mean any product or product candidate, including HEPLISAV-B®, CpG 1018 Adjuvant and Z-1018, that is being developed, commercialized, manufactured, sold or distributed by or on behalf of any Acquired Company as of the Agreement Date.

“PSU” is defined in Section 2.8(e).

“PSU Consideration” is defined in Section 2.8(e).

“Purchaser” is defined in the preamble to this Agreement.

“Reference Date” shall mean the business day immediately prior to the Agreement Date.

“Registered IP” shall mean all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

“Regulatory Burden” is defined in Section 5.5(e).

“Regulatory Condition(s)” is defined in Annex I.

“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Reverse Termination Fee” is defined in Section 7.3(c).

“RSU” is defined in Section 2.8(b).

“RSU Consideration” is defined in Section 2.8(b).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“Schedule 14D-9” is defined in Section 1.2(a).

“Schedule TO” is defined in Section 1.1(e).

“SEC” shall mean the United States Securities and Exchange Commission.

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“Securities Act” shall mean the Securities Act of 1933.

“Security Incident” means any (i) breach of security, phishing incident, ransomware or malware attack affecting any Company Systems or any Personal Information Processed by or on behalf of any Acquired Companies, (ii) incident in which Personal Information was or may have been lost, stolen, misused or Processed (including any exfiltration or disclosure) in an unauthorized or unlawful manner (whether any of the foregoing was possessed or controlled by the Company or by another Person on behalf of the Company), or (iii) any definition for “security incident” or any similar term (e.g., “data breach” and “security breach”) provided by applicable Law.

“Specified Agreement” is defined in Section 7.1(e).

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal providing for a transaction or series of related transactions that the Company Board (or committee thereof) determines in its good faith judgment, after consultation with its outside legal counsel and its financial advisors, (a) is reasonably likely to be completed in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant and (b) if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacities as such) from a financial point of view than the Transactions; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “75%.”.

“Surviving Corporation” is defined in Recital B.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

“Tax” shall mean (i) any United States federal, state, local or non-U.S. tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax and any duty, tariff, impost or other similar charge in the nature of a tax), including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body and (ii) any liability with respect to any items described in clause (i) payable by reason of Contract (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes), assumption, transferee or successor liability, United States Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise by operation of Law.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Termination Date” is defined in Section 7.1.

A-11.

“Termination Fee” is defined in Section 7.3(b).

“Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, including the Offer and the Merger.

“Transfer Taxes” means any sales, transfer, stamp, stock transfer, documentary, registration, value added, use, and any similar Taxes and fees.

“Trustee” means U.S. Bank Trust Company, National Association, as trustee under the Convertible Notes.

“Willful Breach” shall mean a material breach of any covenant or agreement set forth in this Agreement prior to of its valid termination that is a consequence of an intentional act or intentional failure to act undertaken by any officer, director, employee or agent of the breaching Party with actual knowledge that such officer, director, employee or agent of the breaching Party’s act or failure to act would or would reasonably be expected to result in or constitute a breach of this Agreement (in the case of agents, only to the extent such agent is acting on the breaching Party’s behalf).

A-12.

EXHIBIT B

FORM OF CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DYNAVAX TECHNOLOGIES CORPORATION

DYNAVAX TECHNOLOGIES CORPORATION, a corporation organized and existing under the laws of the State of Delaware:

DOES HEREBY CERTIFY:

1. That the name of this corporation is Dynavax Technologies Corporation (the “Corporation”) and that this Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”), with the Secretary of State of the State of Delaware on November 6, 2000. A Sixth Amended and Restated Certificate of Incorporation of this Corporation was filed with the Delaware Secretary of State on December 30, 2009, as amended by Certificates of Amendment dated December 30, 2009, January 4, 2010, January 5, 2011, May 30, 2013, November 10, 2014, June 2, 2017, June 31, 2017, May 29, 2020, October 29, 2024, and June 17, 2025.

2. This Seventh Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of the Corporation, has been duly adopted by the Corporation in accordance with Sections 242 and 245 of the DGCL and has been adopted by the sole stockholder of the Corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

3. The certificate of incorporation of the Corporation, as amended and restated, is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is: Dynavax Technologies Corporation.

SECOND: The address of the registered office of the Corporation in the State of Delaware is: Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle. The name of its registered agent for service of process in the State of Delaware at such address is The Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred (100), all of which shares shall be common stock each having a par value of $0.0001 per share.

FIFTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the board of directors of the Corporation (the “Board of Directors”) is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the bylaws of the Corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors, but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the

Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

TENTH: The Board of Directors reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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EXHIBIT C

FORM OF BYLAWS OF SURVIVING CORPORATION

AMENDED AND RESTATED

BYLAWS

OF

DYNAVAX TECHNOLOGIES CORPORATION

(a Delaware corporation)

ARTICLE I

Stockholders

SECTION 1. Annual Meetings. The annual meeting of the stockholders of Dynavax Technologies Corporation (the “Corporation”) for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) shall determine.

SECTION 2. Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting or for any other purpose or purposes may be called by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation.

SECTION 3. Notice of Meetings. Written notice of all meetings of the stockholders, stating the place (if any), date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered (physically or electronically) to each stockholder entitled to notice of or to vote at such meeting not less than 10 nor more than 60 days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held, and at such special meeting, only such business shall be conducted as shall be specified in the notice of meeting. Stockholders may participate in any such meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in meeting shall constitute presence at such meeting. Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

SECTION 4. Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 5. Quorum. Except as otherwise provided by law or the Corporation’s Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. At all meetings of the stockholders at which a quorum is present, all matters, except as otherwise provided by law or the Certificate of Incorporation, shall be decided by the vote of the holders of a majority of the shares entitled to vote thereat present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

SECTION 6. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence the Vice-Chairman, if any, or if none or in the Vice-Chairman’s absence, the President, if any, or if none or in the President’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary’s absence, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

SECTION 7. Voting; Proxies; Required Vote.

(a) At each meeting of stockholders, every stockholder entitled to vote at such meeting shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these Bylaws. At all elections of directors the voting may but need not be by ballot and a plurality of the votes cast there shall elect such directors. Except as otherwise required by law or the Certificate of Incorporation, any other action shall be authorized by the vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter.

(b) Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

SECTION 8. Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by an appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

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SECTION 9. Written Consent of Stockholders Without a Meeting. Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (physically or electronically) to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

SECTION 10. Remote Communication. Stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication: (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

ARTICLE II

Board of Directors

SECTION 1. General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

SECTION 2. Qualification; Number; Term; Compensation.

(a) Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States or a resident of the State of Delaware. The number of directors constituting the entire Board of Directors shall be fixed initially by the incorporator and thereafter by the Board of Directors and shall be at least one, or such larger number as may be fixed initially by the incorporator and thereafter from time to time by the Board of Directors, one of whom may be selected by the Board of Directors to be its Chairman. The use of the phrase “entire Board of Directors” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

(b) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

(c) Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

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SECTION 3. Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board of Directors shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Each director shall be entitled to one vote on exactly the matter presented to the Board of Directors for approval.

SECTION 4. Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting, if any.

SECTION 5. Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

SECTION 6. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time determine by resolution. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors and promptly communicated to all directors then in office.

SECTION 7. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman, the President or by a majority of the directors then in office.

SECTION 8. Notice of Meetings. Whenever required, notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director not less than two calendar days before the day of the meeting by mail, telephone, facsimile, e-mail, or by personal delivery.

SECTION 9. Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Section 8 shall constitute presence at such meeting.

SECTION 10. Organization. The Chairman, if there be one, or if none or in the Chairman’s absence or inability to act the Vice Chairman, if any, or if none or in the Vice-Chairman’s absence or inability to act the President, or in the President’s absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President’s absence or inability to act, a chairman chosen by the directors, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.

SECTION 11. Resignation; Removal. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

SECTION 12. Vacancies. Unless otherwise provided in these Bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a

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quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

SECTION 13. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

ARTICLE III

Committees

SECTION 1. Appointment. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board of Directors may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

SECTION 2. Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

SECTION 3. Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

SECTION 4. Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE IV

Officers

SECTION 1. Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a President and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such Assistant Secretaries, such Assistant Treasurers and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person. The Chairman of the Board of Directors, if one is appointed, shall, if present, preside at all meetings of the stockholders.

SECTION 2. Term of Office and Remuneration. All officers shall hold office until their successors are elected and qualified. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

SECTION 3. Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless

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otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board of Directors.

SECTION 4. President. The President shall, subject to control of the Board of Directors, have direction and control of the business and officers of the Corporation, shall have the general powers and duties of management usually vested in the president of a corporation, and shall have such other powers and duties as may from time to time be assigned by the Board of Directors. The President may appoint and remove assistant officers and other agents and employees; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.

SECTION 5. Vice-President. A Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors.

SECTION 6. Treasurer. The Treasurer (if any) shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors.

SECTION 7. Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors.

SECTION 8. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

Books and Records

SECTION 1. Location. The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in these Bylaws and by such officer or agent as shall be designated by the Board of Directors.

SECTION 2. Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally, electronically or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation.

SECTION 3. Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

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(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and if no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by this article, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and if no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

Certificates Representing Stock

SECTION 1. Certificates; Signatures. The shares of the Corporation’s stock may be certificated or uncertificated, as provided under the Delaware General Corporation Law, as it may be amended and supplemented from time to time (the “DGCL”), and shall be entered in the books of the Corporation and registered as they are issued. Any certificates representing shares of stock shall be in such form as shall be approved by the Board of Directors. Every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

SECTION 2. Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by a duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

SECTION 3. Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

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SECTION 4. Rules and Regulations. The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

SECTION 5. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

ARTICLE VII

Dividends

Subject always to applicable law and the Certificate of Incorporation, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created. Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.

ARTICLE VIII

Ratification

Any transaction, questioned in any lawsuit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE IX

Corporate Seal

The Corporation may have a corporate seal. The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved,

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lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.

ARTICLE X

Fiscal Year

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

ARTICLE XI

Waiver of Notice

Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE XII

Bank Accounts, Drafts, Contracts, Etc.

SECTION 1. Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer or otherwise authorized by the Board of Directors, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so authorized.

SECTION 2. Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments (including powers of attorney), and such authority may be general or confined to specific instances.

SECTION 3. Proxies; Powers of Attorney; Other Instruments. The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

SECTION 4. Financial Reports. The Board of Directors may appoint the primary financial officer or other fiscal officer or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

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ARTICLE XIII

Amendments

The Board of Directors shall have the power to adopt, amend or repeal these Bylaws. Bylaws adopted by the Board of Directors may be repealed or changed, and new Bylaws made, by the stockholders, and the stockholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

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ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any validly tendered (and not validly withdrawn) Shares, and, to the extent permitted by this Agreement, may (i) terminate the Offer: (A) upon termination of this Agreement; and (B) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of this Agreement) or (ii) amend the Offer as otherwise permitted by this Agreement, if: (A) the Minimum Condition shall not be satisfied as of one minute following 11:59 p.m. Eastern Time on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(h)” below shall not be satisfied or waived in writing by Parent as of one minute following 11:59 p.m. Eastern Time on the Expiration Date of the Offer:

(a) there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent or any of its wholly owned Subsidiaries (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), would represent a majority of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

(b) (i) the representations and warranties of the Company as set forth in Section 3.1(a) and (b) (Due Organization; Subsidiaries, Etc.); subsections (a) (second sentence only), (b), (c) (second and last sentences only) and (e) of Section 3.3 (Capitalization, Etc.); Section 3.22 (Authority; Binding Nature of Agreement); and Section 3.24 (Merger Approval) shall be accurate in all material respects at and as of the Offer Acceptance Time and the Agreement Date as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(i)) only as of such date);

(ii) the representations and warranties of the Company as set forth in the first sentence of Section 3.5 (Absence of Changes) shall be accurate at and as of the Offer Acceptance Time and the Agreement Date as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(ii)) only as of such date);

(iii) the representations and warranties of the Company as set forth in subsections (a) (first sentence only), (c) (first sentence only) and (d) of Section 3.3 (Capitalization, Etc.) shall be accurate in all respects at and as of the Offer Acceptance Time and the Agreement Date as if made on and as of such time, except to the extent the failures of such representations and warranties to be true and correct individually and in the aggregate are de minimis (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(iii)) only as of such date); and

(iv) the representations and warranties of the Company as set forth in this Agreement (other than those referred to in clauses “(i)”, “(ii)” and “(iii)” above) shall be accurate in all respects at and as of the Offer Acceptance Time and the Agreement Date as if made on and as of such time, except that any inaccuracies in such representations and warranties shall be disregarded if such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded (except in the case of the standard for what constitutes a defined term hereunder and the use of such

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defined term herein) and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(iv)) only as of such date);

(c) the Company shall have complied with, or performed, in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d) Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses “(b)” and “(c)” above have been duly satisfied;

(e) (i) any applicable waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated, (ii) any agreement mutually entered by Parent and the Company with a Governmental Body to not consummate the Offer or the Merger shall have expired or been terminated and (iii) any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under any other Antitrust and FDI Laws identified in Section 5.5(b) of the Company Disclosure Letter shall have been obtained, shall have been received or shall have terminated or expired, as the case may be;

(f) there shall not have been issued by any court of competent jurisdiction and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger nor shall any applicable Law been promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which remains in effect and directly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; provided, however, that Parent and Purchaser shall not be permitted to invoke this clause “(f)” unless they shall have taken all actions required under this Agreement to have any such order or Law lifted or otherwise deemed inapplicable to the Offer and the Merger (each of the conditions in clauses “(e)” and “(f)” (in case of “(f)”, as such condition relates to the HSR Act and any other Antitrust and FDI Laws), the “Regulatory Condition”);

(g) after the Agreement Date, there shall not have occurred a Material Adverse Effect that is continuing; and

(h) this Agreement shall not have been terminated in accordance with its terms.

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